AUDITORS’ REPORT

To the Directors of

Microcell Telecommunications Inc.

      We have audited the consolidated balance sheets of Microcell Telecommunications Inc. as at December 31, 2003, May 1, 2003 and December 31, 2002, and the consolidated statements of net income (loss) and deficit and cash flows for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003, May 1, 2003 and December 31, 2002, and the results of its operations and its cash flows for the eight months ended December 31, 2003, the four months ended April 30, 2003 and the years ended December 31, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Chartered Accountants

Montreal, Canada,

February 11, 2004
except for note 20 which is as at November 19, 2004

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED BALANCE SHEETS

			Pre-reorganization

	December 31	May 1	December 31
	2003	2003	2002

	$		$
		$	[Note 1]

	[In thousands of Canadian dollars]
ASSETS [note 8]
Current assets
Cash and cash equivalents	43,094	111,765	26,979
Short-term investments	60,927	9,912	83,181
Marketable securities	—	—	164
Receivables [note 3]	76,796	64,552	61,889
Inventories	27,593	21,865	19,527
Prepaid license fees, rental sites and other prepaid expenses	26,850	34,043	19,021
Deferred charges	10,601	7,044	16,525
Other current assets	6,188	2,906	4,070

Total current assets	252,049	252,087	231,356
Property, plant and equipment [note 4]	318,041	289,692	655,646
Intangible assets [note 5]	233,819	241,202	2,727
Long-term investments and other non-current assets [note 6]	4,797	5,227	12,335

	808,706	788,208	902,064

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities [note 7]	91,634	65,026	121,539
Deferred revenues	42,328	34,207	37,573
Derivative instruments [notes 8 and 20]	6,348	—	—
Current portion of long-term debt [notes 8 and 20]	9,298	10,000	7,500

Total current liabilities	149,608	109,233	166,612
Long-term debt [notes 8 and 20]	315,164	340,000	2,032,678

	464,772	449,233	2,199,290

Shareholders’ equity (deficiency)
Share capital [notes 9 and 20]	338,154	321,049	1,167,678
Warrants [notes 9 and 20]	17,926	17,926	1,770
Deficit	(12,146)	—	(2,466,674)

	343,934	338,975	(1,297,226)

	808,706	788,208	902,064

Commitments and contingencies [note 15]

Subsequent events [note 20]

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF

NET INCOME (LOSS) AND DEFICIT

		Pre-reorganization [note 1]

	Eight months	Four months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$

	[In thousands of Canadian dollars,
	except for per share data]
Revenues
Services	357,483	170,196	566,706	509,082
Products	35,610	7,498	24,356	32,408

	393,093	177,694	591,062	541,490

Costs and expenses [notes 10 and 12]
Cost of services [exclusive of depreciation and amortization of $43,567, $56,246, $226,567 and $164,386 respectively]	123,029	59,079	187,042	193,539
Cost of products	93,552	23,416	102,110	143,214
Selling and marketing	73,185	24,585	103,953	119,410
General and administrative	55,306	32,058	106,945	95,130
Restructuring charges [note 10]	—	—	7,494	5,226
Depreciation and amortization [note 10]	46,771	59,388	465,815	177,990

	391,843	198,526	973,359	734,509

Operating income (loss)	1,250	(20,832)	(382,297)	(193,019)
Interest income	2,609	1,888	5,479	6,553
Interest expenses [note 10]	(14,817)	(70,608)	(226,829)	(224,237)
Foreign exchange gain (loss)	13,926	136,553	926	(51,129)
Gain on financial instruments [note 10]	—	—	6,570	—
Write-down of deferred financing costs and deferred gain and loss on financial instruments [note 10]	—	—	(16,947)	—
Gain (loss) on investments, marketable securities and other assets [note 10]	2,578	312	(16,086)	(33,093)
Share of net loss in investees	—	—	(13,212)	(5,282)

Income (loss) before income taxes	5,546	47,313	(642,396)	(500,207)
Income tax benefit (expense) [note 13]	(587)	(1,796)	71,895	1,722

Net income (loss)	4,959	45,517	(570,501)	(498,485)
Accretion on redemption price — Preferred Shares [note 9]	(17,105)	—	—	—

Net income (loss) applicable to Class A and Class B shares [for the eight months ended December 31, 2003 only]	(12,146)	45,517	(570,501)	(498,485)
Deficit, beginning of period	—	(2,466,674)	(1,896,173)	(1,397,688)

Deficit, end of period	(12,146)	(2,421,157)	(2,466,674)	(1,896,173)

Basic and diluted earnings (loss) per share [note 11]	(3.22)	0.19	(2.37)	(4.56)

See accompanying notes

MICROCELL TELECOMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$

	[In thousands of Canadian dollars,
	except for per share data]
OPERATING ACTIVITIES
Net income (loss)	4,959	45,517	(570,501)	(498,485)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities Depreciation and amortization	46,771	59,388	465,815	177,990
Accreted interest on long-term debt	2,693	13,425	72,762	158,194
Amortization of deferred financing costs	—	—	9,128	7,674
Income tax provision	(507)	—	(73,519)	(3,966)
Foreign exchange (gain) loss	(14,542)	(130,166)	(493)	50,281
Write-down of deferred financing costs and deferred gain and loss on financial instruments	—	—	16,947	—
Reversal of provision for sales tax	—	—	(13,806)	—
Gain on financial instruments	—	—	(6,570)	—
Loss (gain) in value of investments and marketable securities	(2,436)	14	16,005	33,079
Gain on disposal of assets	—	(326)	—	—
Share of net loss in investees	—	—	13,212	5,282

	36,938	(12,148)	(71,020)	(69,951)
Changes in operating assets and liabilities [note 14]	17,616	26,665	30,038	(52,303)

Cash provided by (used in) operating activities	54,554	14,517	(40,982)	(122,254)

INVESTING ACTIVITIES
Decrease (increase) in short-term investments and marketable securities	(51,015)	73,680	75,851	35,529
Additions to property, plant and equipment	(67,318)	(5,500)	(124,683)	(277,395)
Additions to intangible assets	—	—	—	(130,000)
Proceeds from termination of derivative instruments	—	—	31,041	—
Additions to long-term investments and other non-current assets	(133)	—	(3,728)	(12,023)
Proceeds from the sale of long-term investments	2,581	2,089	949	—

Cash provided by (used in) investing activities	(115,885)	70,269	(20,570)	(383,889)

FINANCING ACTIVITIES
Issuance of shares	—	—	—	450,755
Share issuance costs	—	—	—	(11,434)
Increase in long-term debt	—	—	100,000	270,813
Repayment of long-term debt	(7,340)	—	(10,732)	(270,809)
Deferred financing costs	—	—	(19,742)	(1,555)

Cash provided by (used in) financing activities	(7,340)	—	69,526	437,770

Increase (decrease) in cash and cash equivalents for the period	(68,671)	84,786	7,974	(68,373)
Cash and cash equivalents, beginning of period	111,765	26,979	19,005	87,378

Cash and cash equivalents, end of period	43,094	111,765	26,979	19,005

Additional information
Interest paid	12,710	13	82,348	49,933
Income taxes paid	1,034	639	2,294	2,249

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Financial Reorganization and Basis of Presentation

Description of Business

      Microcell Telecommunications Inc. [“Microcell”] is incorporated under the Canada Business Corporations Act [“CBCA”] and is a provider of wireless telecommunications services in Canada. As at December 31, 2003, Microcell conducted its wireless communications business through two wholly-owned subsidiaries [collectively, the “Company”], which were: Microcell Solutions Inc. [“Solutions”] and Inukshuk Internet Inc. [“Inukshuk”].

      Solutions operates a Global System for Mobile Communication [“GSM”] network across Canada and markets Personal Communications Services [“PCS”] and General Packet Radio Service [“GPRS”] under the Fido brand name pursuant to a 30Mhz PCS license [the “PCS license”] issued by the Minister of Industry (Canada) [“Industry Canada”].

      Inukshuk was awarded Multipoint Communication Systems [“MCS”] Licenses to deploy a high-speed Internet Protocol-based data network using MCS technology in Canada. In November 2003, Inukshuk entered into a new venture with two partners which, depending on the results of phase 1 of the project, may result in the deployment of a MCS network in Canada. As at December 31, 2003, the activities of this venture were not significant for the Company.

      The Company continues to experience growth-related capital requirements arising from the need to fund network capacity improvements, ongoing maintenance and the cost of acquiring new PCS customers. Microcell’s ability to generate positive net income and cash flow in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, technology risks, general economic conditions and regulatory requirements.

Financial Reorganization

      On May 1, 2003, the predecessor company of Microcell [“Old Microcell”], and certain subsidiaries of Old Microcell, emerged from a restructuring plan under the Companies’ Creditors Arrangement Act [“CCAA”] and CBCA. The terms of Old Microcell’s restructuring plan are set out in Old Microcell’s plan of reorganization and of compromise and arrangement [the “Plan”], a copy of which is contained in the Information Circular and Proxy Statement dated February 17, 2003 [the “Circular”] filed on SEDAR on February 19, 2003 and on EDGAR with the U.S. Securities and Exchange Commission [“SEC”] on Form 6-K on February 20, 2003. Pursuant to the Plan, Microcell became a holding company for Old Microcell, its previous subsidiaries, which amalgamated together to form Solutions and Inukshuk. The Board of directors was replaced by a new Board of directors and Microcell’s long-term debt obligations decreased by approximately $1.6 billion. On December 31, 2003, Old Microcell was liquidated into Microcell.

      Prior to May 1, 2003, Old Microcell’s Class B Non-Voting Shares were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. Under the terms of the Plan, Microcell issued First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Class A Restricted Voting Shares [“Class A Shares”], new Class B Non-Voting Shares [“Class B Shares”] and warrants. Two series of warrants [collectively the “Warrants”] were issued pursuant to the Plan: [i] 2-year warrants entitling the holders thereof to subscribe, until May 1, 2005, for Class A Shares or Class B Shares of Microcell, as the case may be, at an exercise price of $19.91 per share [the “Warrants 2005”]; and [ii] 5-year warrants entitling the holders thereof to subscribe, until May 1, 2008, for Class A Shares or Class B Shares of Microcell, as the case may be, at an exercise price of $20.69 per share [the “Warrants 2008”].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For a more detailed description of the transactions related to the Plan, readers are referred to the Plan.

Basis of Presentation

      Effective May 1, 2003, the date of reorganization, the Company has accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were revalued at estimated fair values and Microcell’s deficit was eliminated. Microcell determined that its enterprise value was $689 million of which $350 million has been allocated to long-term debt and $339 million to equity. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management including discounted cash flow analysis and comparable company trading analysis. A comprehensive revaluation of the assets and liabilities of the Company has been done based on this enterprise value.

      The following table summarizes the adjustments recorded to implement the financial reorganization and to reflect the fresh start basis of accounting:

	Microcell as at
	April 30, 2003	Reorganization		Microcell as at
	Prior to	and Fresh Start		May 1, 2003
	Reorganization	Adjustments		After Adjustments

	$	$		$
Assets
Current assets	288,849	(36,762)	[i]	252,087
Property, plant and equipment	602,066	(312,374)	[i]	289,692
Intangible assets	2,727	238,475	[i]	241,202
Long-term investments and other assets	8,972	(3,745)	[i]	5,227

	902,614	(114,406)		788,208

Liabilities
Accounts payable and accrued liabilities	196,501	(131,475)	[ii]	65,026
Deferred revenues	34,207	—		34,207
Current portion of long-term debt	10,000	—		10,000

	240,708	(131,475)		109,233
Senior Secured Term Loans	543,925	(203,925)	[ii]	340,000
Senior Discount Notes	1,369,690	(1,369,690)	[ii]	—

	2,154,323	(1,705,090)		449,233

Shareholders’ equity (deficiency)
Share capital	1,167,678	(846,629)	[ii]	321,049
Warrants	1,770	16,156	[ii]	17,926
Deficit	(2,421,157)	2,421,157		—

	(1,251,709)	1,590,684		338,975

	902,614	(114,406)		788,208

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Adjustments

      [i] The Company revalued its assets and liabilities and adjusted their carrying values to reflect the enterprise value of the Company following the financial reorganization. This resulted in a reduction of the current assets [mainly consisting of the deferred charges incurred during the recapitalization process], the property, plant and equipment, the long-term investments and the accrued liabilities. The Company also assigned a value, calculated at management’s best estimate of fair value, to the Company’s intangible assets, which are the PCS license at $188 million, determined using the replacement cost based on comparable transactions, the Fido brand name at $28.5 million, determined using the replacement cost method, and the customer list at $24.7 million, determined using the discounted future cash flows method.

      [ii] Pursuant to the Plan, the senior secured term loans of Old Microcell [carrying value of $553.9 million], the unpaid accrued interest [$12.2 million], and a net payable to Old Microcell’s secured creditors relating to cross currency and interest rate swaps terminated in December 2002 [$9.4 million], were converted into a term loan of $300 million [the “Tranche B Debt”], a term loan of $50 million [the “Tranche C Debt”], 11,766,667 First Preferred Shares [$176.5 million] and 3,600,186 Second Preferred Shares [$54 million] for a total equity interest in the new Company of 68% and 95.6% of voting rights.

      Old Microcell’s senior discount notes [carrying value of $1.4 billion] and the unpaid accrued interest thereon [$103.6 million] were converted into 3,600,186 Second Preferred Shares [$54 million], 30,000 Class A Shares [$0.3 million], 3,578,676 Class B Shares [$36 million], 1,329,312 Warrants 2005 [$1.5 million] and 2,215,521 Warrants 2008 [$4.4 million] for a total equity interest in the new Company of 31.9% and 4.4% of voting rights.

      The shareholders of Old Microcell [carrying value of $1.2 billion] received 22,469 Class B Shares [$0.2 million], 2,668,990 Warrants 2005 [$3.1 million] and 4,448,422 Warrants 2008 [$8.9 million] for a total equity interest in the new Company of 0.1% and no voting rights.

Comparative Figures

      Comparative financial statements for periods prior to May 1, 2003 have been presented pursuant to regulatory requirements. In reviewing these comparative financial statements, readers are reminded that they do not reflect the effects of the Plan nor the application of fresh start accounting.

2.	Summary of Significant Accounting Policies

      These consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”]. As further described in note 18, these accounting principles differ in certain respects from those that would have been followed if these financial statements had been prepared in conformity with accounting principles generally accepted in the United States [“US GAAP”] and related rules and regulations adopted by the SEC.

      The preparation of financial statements by management in accordance with Canadian GAAP requires the selection of accounting policies from existing acceptable alternatives. The summary of significant accounting policies is as follows:

Use of Estimates

      The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-term Investments

      The consolidated financial statements include the results of operations of Microcell and all of its subsidiaries as well as its share of assets, liabilities, revenues and expenses of all joint ventures, if any, in which the Company participates. Intercompany transactions and balances are eliminated on consolidation.

      The Company accounts for investments in which it exercises significant influence using the equity method. Other investments are accounted for at cost. The investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and a provision for loss in value is recorded when a decline in value below the carrying amount is considered to be other than temporary.

Revenue Recognition

      Monthly access charges are billed in advance and recognized when the services are provided and collection is reasonably assured. Airtime charges are recognized as revenue when provided. City Fido’s activation fees and related incremental direct costs are deferred and recognized as revenue and expenses over the estimated life of a subscriber. Sales of products such as handsets and related equipment are recognized when goods are delivered, wireless service is activated, and collection is reasonably assured. Prepaid service revenues are deferred and recognized when services are provided. When prepaid airtime vouchers are sold to retailers, the revenue for airtime is measured at the amount paid by the subscriber and is recorded when services are provided to the subscriber. Commissions paid on prepaid airtime vouchers to third party retailers are classified within cost of products and cost of services. [See note 20(4)]

Subscriber Acquisition Costs

      The excess of the cost of handsets to the Company over the amount recovered from sales to subscribers is recognized when goods are delivered and wireless service is activated and is recorded in the cost of products. [See note 20(4)]

Advertising Costs

      Advertising costs are expensed as incurred.

Cash Equivalents

      Cash equivalents are short-term, highly liquid, held-to-maturity, investment-grade debt securities with maturities of 90 days or less from the date of purchase.

Short-term Investments

      Short-term investments consist of highly liquid, held-to-maturity, investment-grade debt securities, such as term deposits, commercial paper and similar instruments, with maturities greater than 90 days but not exceeding twelve months. Short-term investments are accounted for at the lower of cost and market value. As at December 31, 2003, interest rates on most of the short-term investments vary from 2.5% to 2.8% [3.5% on May 1, 2003].

Marketable Securities

      Marketable securities are recorded at the lower of cost and fair market value.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

      Inventories consist of handsets, subscriber identity module [“SIM”] cards and accessories held for resale, and are stated at the lower of cost [on a first-in, first-out basis] and replacement cost.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost. The PCS network includes direct costs such as equipment, material, labor, engineering, site development, interest incurred during the network buildout, and overhead costs. The costs of PCS network construction in progress are transferred to the PCS network in service as construction projects are completed and put into commercial service. Depreciation starts when the assets are put into service, and is provided on a straight-line basis over their estimated useful lives as follows:

PCS network — Switches	7 years
PCS network — Infrastructure and towers	20 years
PCS network — Radio equipment	8 years
Application hardware and software	5 years
Computer hardware and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Term of the related leases

      For property, plant and equipment that existed as at May 1, 2003, the above periods of depreciation were reduced in order to reflect a new cost basis as a result of applying fresh start accounting.

      The cost of maintenance and replacement of minor items of property, plant and equipment are charged to maintenance expense. Enhancements and improvements are capitalized.

Intangible Assets

      Intangible assets consist of the Company’s PCS license, the Fido brand name and the customer list. The customer list is amortized over 30 months. The PCS license and the Fido brand name were determined to have an indefinite useful life and are not being amortized. [See note 20(4)]

      The annual licensing fees are charged to expense as incurred.

Impairment of Long-lived Assets

      When events or changes in circumstances indicate that the carrying amount of a long-lived asset or group of assets held for use, including property, plant and equipment and intangible assets subject to amortization, may not be recoverable, an impairment loss is recognized when the carrying amount of those assets exceeds the sum of the undiscounted future cash flows related to them. The impairment loss is included in the statement of operations and the carrying value of the asset or group of assets is reduced to its fair value as determined by the sum of the discounted future cash flows related to those assets.

      Intangible assets that are not subject to amortization are tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the carrying amount with the fair value of the intangible asset. When the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

      Impairment charge, if any, is presented within depreciation and amortization expense of the related long-lived assets in the statement of income (loss).

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Instruments

      Derivative financial instruments are accounted for at fair value with changes in fair value affecting income unless designated as effective hedges in which case the gains (losses) on these instruments are recognized in the income statement when the hedged item affects earnings. As at December 31, 2003, the Company has not designated its financial instruments as hedges [see note 8].

Financing Costs

      The costs of obtaining debt financing are deferred and amortized over the life of the debt to which they relate. The costs of issuing equity are recorded as a reduction of the item to which they relate.

Stock Option Plan

      The Company has a stock option plan, which is described in note 9. The Company has chosen to recognize no compensation when stock options are granted to employees and directors under stock option plans with no cash settlement features. Direct awards of stock to employees and stock and stock option awards granted to non-employees are accounted for in accordance with the fair value method of accounting for stock-based compensation. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock on the grant date, and the fair value of stock options is determined using the Black-Scholes option pricing model. Pro forma information regarding net income is required and has been determined as if the Company had accounted for its employee stock options under the fair value method [see note 9].

      Up to December 31, 2003, no compensation expense was recognized for these plans when stock options were issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital.

Income Taxes

      The Company follows the liability method of accounting for income tax allocation. Under this method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the substantively enacted tax rates and laws that are expected to be in effect in the periods in which the deferred income tax assets or liabilities are expected to be realized or settled. Deferred income tax assets, net of an appropriate valuation allowance, are recognized only to the extent that management believes it to be more likely than not that the assets will be realized and will first be applied to reduce the unamortized amount of intangible assets that were recognized as at May 1, 2003.

Research and Development

      Research costs are charged against income in the year of expenditure. Development costs are charged against income in the year of expenditure unless a development project meets the criteria under Canadian generally accepted accounting principles for deferral and amortization.

Foreign Currency

      The Company’s functional currency is the Canadian dollar. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the period-end. Revenues and expenses denominated in foreign currencies are translated at the rates of exchange prevailing on the transaction dates. Realized and unrealized gains and losses on currency transactions are included in income as they arise.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings (Loss) Per Share

      Basic and diluted earnings (loss) per share are calculated using the treasury stock method. Basic earnings (loss) per share is calculated using the weighted average number of Class A Shares and Class B Shares. Diluted earnings (loss) per share are calculated taking into consideration the effect of the exercise of securities, which have a dilutive effect.

Recent Developments

      The CICA modified Section 3870, Stock-based compensation and other stock-based payments. This section has been amended to require the expensing of certain stock-based compensation awards for fiscal years beginning on or after January 1, 2004. As permitted by this amendment, the Company will apply this new standard retroactively, without restatement, beginning January 1, 2004, for options granted since May 1, 2003. Consequently, the opening deficit as at January 1, 2004 will be adjusted to reflect an expense of $1.3 million relating to options granted since May 1, 2003.

      The CICA also modified Section 3860, Financial instruments — disclosure and presentation. This section has been amended to provide guidance for classifying certain financial instruments that embody obligations that may be settled by the issuance of the issuer’s equity shares when the instrument that embodies the obligations does not establish an ownership relationship. The new standard is effective for fiscal years beginning on or after November 1, 2004. Initial application should be recognized on a retroactive basis and disclosed as an accounting policy change. As a result, the Company assesses that its Preferred Shares having an accreted value of $296.9 million and $284.5 million as at December 31, 2003 and May 1, 2003, respectively, which are classified as equity instruments under current rules, would have to be reclassified as liabilities. The accreted of their redemption price of $17.1 million during the eight-month period ended December 31, 2003 presented as an adjustment to the retained earnings (deficit) would have to be presented as an interest expense in the determination of the net income (loss). There would be no impact on the net loss attributable to Class A and B shares and on the earnings per share.

3.	Receivables

			Pre-organization
	December 31,	May 1,	December 31,
	2003	2003	2002

Trade receivables	$79,901	$73,553	$73,024
Allowance for doubtful accounts	(6,627)	(11,844)	(14,885)
Receivable from related companies	—	—	866
Taxes receivable	3,164	2,830	2,866
Interest receivable	358	13	18

	76,796	64,552	61,889

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property, Plant and Equipment

					Pre-reorganization

	December 31, 2003		May 1, 2003		December 31, 2002

		Accumulated		Accumulated		Accumulated
	Cost	Depreciation	Cost	Depreciation	Cost	Depreciation

PCS network
Switches	$137,461	$18,008	$119,034	$—	$533,511	$199,433
Infrastructure and towers	111,564	6,034	96,303	—	352,234	231,510
Radio equipment	51,747	4,410	33,931	—	256,660	168,680
Application hardware and software	37,912	7,822	26,991	—	198,215	110,413
Computer hardware and software	8,280	1,346	5,277	—	26,426	22,432
Office furniture and equipment	4,860	618	4,491	—	32,588	23,196
Leasehold improvements	5,187	732	3,665	—	26,912	15,236

	357,011	38,970	289,692	—	1,426,546	770,900
Accumulated depreciation	(38,970)		—		(770,900)

Net carrying value	318,041		289,692		655,646

      The PCS network includes PCS network construction in progress, amounting to $7.7 million as at December 31, 2003.

5.	Intangible Assets

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

PCS license	$188,002	$188,002	$2,727
Fido brand name	28,493	28,493	—
Customer list, net of accumulated amortization of $7.4 million as at December 31, 2003	17,324	24,707	—

	233,819	241,202	2,727

      Radio and spectrum licenses are issued for a term and may be renewed at Industry Canada’s discretion. Revocation is rare and licenses have a high expectation of renewal unless a breach of a license condition has occurred, a fundamental reallocation of spectrum to a new service is required, or an overriding policy need arises. The Company intends to renew the PCS license indefinitely, and expects to be able to do so. The technology used in wireless telecommunications is not expected to be replaced by another technology in the foreseeable future. In December of 2003, Industry Canada issued its Spectrum Licensing Policy for Cellular and Incumbent Personal Communications Services, in which it announced the results of its review of the PCS terms, fees and conditions, as well as its intention to renew the Company’s PCS license up to March 31, 2011. Industry Canada also announced its intention to renew the PCS license every 10 years instead of every 5 years. Therefore, the Company anticipates generating sales and cash flows under its PCS license for an indefinite period of time and as a result, has classified the PCS license under this basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has determined that its Fido brand name has an indefinite life because there are no legal, regulatory, contractual or other factors that limit the useful life of the brand name, the Company considers the brand name to be effective in the market place and the Company anticipates generating sales and cash flows under this brand name for an indefinite period of time.

6.	Long-Term Investments and Other Non-Current Assets

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Equity interest in a venture capital entity, at equity	$3,955	$4,100	$9,898
Other equity interest, at cost	189	189	773
Other non-current assets	653	938	1,664

	4,797	5,227	12,335

7.	Accounts Payable and Accrued Liabilities

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Accounts payable — trade	$46,548	$35,793	$22,345
Accounts payable — property, plant and equipment	16,420	8,513	5,858
Accounts payable — related companies	—	—	23
Accrued interest	—	—	64,055
Wages and benefits	22,636	13,123	11,355
Other current liabilities	6,030	7,597	17,903

	91,634	65,026	121,539

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Long-Term Debt

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Tranche B Debt	$271,769	$300,000	$—
Tranche C Debt	52,693	50,000	—
Long-term debt Pre-reorganization:
Senior Secured Term Loans	—	—	590,048
Series B Senior Discount Notes due 2006, interest payable semi-annually beginning June 1, 2002	—	—	659,394
Series A and B Senior Discount Notes due 2007, interest payable semi-annually beginning April 15, 2003	—	—	429,443
Series B Senior Discount Notes due 2009, interest payable semi-annually beginning December 1, 2004	—	—	357,638
Other	—	—	3,655

	324,462	350,000	2,040,178
Less current portion of principal	(9,298)	(10,000)	(7,500)

	315,164	340,000	2,032,678

      The minimum contractual payments of Tranche B Debt and Tranche C Debt for the next five years are as follows: $9.3 million in 2004; $9.3 million in 2005; $13.9 million in 2006; $13.9 million in 2007; and $225.5 million in 2008.

      The financing arrangements of the Company, as at December 31, 2003, consisted of the following credit agreements:

Tranche A Facility

      The Company has access to a revolving bank credit facility [the “Tranche A Facility”] of $25 million, which bears interest at the prime rate plus 2.5%, base rate plus 2.5% or bankers’ acceptance rate plus 3.5%. Pursuant to the terms of the credit agreement of the Tranche A Facility, the Company is entitled to raise up to an additional $50 million in revolving bank credit facility. The Tranche A Facility is payable in April 2006. A commitment fee computed at the rate of 1.0% per annum on the aggregate undrawn amount of the Tranche A Facility is payable on a quarterly basis. The Tranche A Facility is collateralized by a first lien on all of the Company’s assets. As at December 31, 2003 and May 1, 2003, no amounts were drawn on this facility.

Tranche B Debt

      The Tranche B Debt, a term loan in the amount of $300 million, comprising a Canadian dollar series in the amount of $104.8 million and a U.S. dollar series with a principal amount equivalent to Canadian $195.2 million [US$134.3 million]. The Tranche B Debt bears interest at the prime rate plus 3.0%, base rate plus 3.0% or bankers’ acceptance rate plus 4.0%. The Tranche B Debt is payable in quarterly installments, which started in June 2003 and will mature in December 2008. The Tranche B Debt is collateralized by a second lien on all of the Company’s assets. Reimbursements of Tranche B Debt are as follows: 2.5% of the principal amount was reimbursed in 2003; 3.33% will be reimbursed in 2004; 3.33% in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005; 5% in 2006; 5% in 2007; and 80.84% in 2008. As at December 31, 2003, the effective interest rate on Tranche B Debt was 6.5%.

      The Company entered into swap transactions with a preferred shareholder, who is also a lender, to manage its exposure to foreign exchange rate fluctuations on part of the U.S. dollar denominated portion of the Tranche B Debt; the Company swapped, in November 2003, $50 million [US$35.5 million] of the principal of the Tranche B Debt at a rate of 1.4072 and $50 million [US$36.7 million] of the principal of the Tranche B Debt at a rate of 1.3634. The swap transactions have a duration of three months. These swap transactions, which have not been designated as hedging instruments, are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized within foreign exchange gain (loss).

Tranche C Debt

      The Tranche C Debt, a term loan in the amount of $50 million, is payable in April 2013. The Tranche C Debt bears interest at the rate of 8.0% payable semi-annually at the Company’s discretion: [i] in cash; or [ii] accruing and compounding such interest semi-annually until paid. As at December 31, 2003, $2.7 million of such accreted interest has been capitalized to the Tranche C Debt. The Tranche C Debt is collateralized by a third lien on all of the Company’s assets.

Covenants

      Under the above credit agreements, the Company is committed to respect certain covenants, including restrictions on the ability to incur certain indebtedness, pay dividends, make certain other payments, create liens, sell assets and engage in mergers.

      The Company must also maintain certain financial covenants and ratios under the credit agreements of the Tranche A Facility and Tranche B Debt, including minimum EBITDA [as defined in the credit agreements], number of subscribers, average retail revenue per subscriber per month, liquidity and maximum capital expenditures.

Excess Cash Flow Sweep

      The Articles of the Company, and the credit agreements governing the Tranche B Debt and Tranche C Debt, require the Company to make the following payments to the Tranche B Debt and Tranche C Debt lenders and to the holders of First and Second Preferred Shares [or Units if issued]: [i] the net sale proceeds of material asset sales [sale of more than $2 million]; [ii] 75% of the amount calculated each fiscal year equal to excess cash flow [as this term is defined in the Articles of the Company and in the credit agreements]; and [iii] 75% of the amount of net proceeds from equity offerings [including proceeds from the exercise of Warrants]. Each payment on account of material asset sales and net proceeds from equity offerings has to be made within five business days following receipt of the proceeds thereof, and each payment hereunder on account of excess cash flow has to be made on or before March 31 of each fiscal year, commencing on March 31, 2004, with respect to the excess cash flow [if any] for the previous fiscal year.

      Subject to the maintenance of a minimum cash balance of $45 million as at each year-end [prior to the Company’s 25% share of such year’s excess cash flow], such amounts are to be applied in the order of priority set forth below when First and Second Preferred Shares are issued: [i] repayment of the Tranche B Debt, up to 25% of the principal amount thereof; [ii] payment of interest on the Tranche C Debt; [iii] payment of dividends on the First Preferred Shares; [iv] until May 1, 2008, on a pro rata basis, repayment of the principal amount of the Tranche C Debt, up to 25% of the principal amount thereof, and redemption of up to 75% of the number of First Preferred Shares originally issued; [v] payment of

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividends on the Second Preferred Shares; [vi] until May 1, 2008, redemption of up to 75% of the number of Second Preferred Shares originally issued; [vii] after May 1, 2008, on a pro rata basis, repayment of remaining principal amount of the Tranche C Debt and redemption of First Preferred Shares originally issued; and [viii] after May 1, 2008, redemption of the remaining Second Preferred Shares. If First and Second Units are issued, the order of priority set forth above is substantially similar, with the exception that the repayment of First and Second Units is limited to 25% until May 1, 2008.

      As of December 31, 2003, the Company reimbursed $0.4 million to the Tranche B Debt, under the excess cash flow sweep rules, following the sale of its equity investment in Saraide Inc.

Long-term Debt — Pre-reorganization

      Prior to the financial reorganization, as at December 31, 2002, the long-term debt, all of which was in default, consisted of the following:

Senior Secured Term Loans

Tranche A

      Term Loan of $151.2 million, bearing interest at the prime rate plus 1% or Bankers’ Acceptance rate plus 2%, payable in quarterly installments starting in June 2002 and maturing in December 2005.

Tranche B

      Term Loan of US$50.9 million, bearing interest at the U.S. base rate plus 2% or the U.S. LIBOR rate plus 3%, payable in quarterly installments starting in June 2002 and maturing in March 2006.

Tranche C

      Term Loan of $18.8 million, bearing interest at the prime rate plus 1% or Eurocanadian plus 2%, payable in quarterly installments starting in June 2002 and maturing in December 2005.

Tranche D

      Term Loan of $34.2 million, bearing interest at the prime rate plus 1% or Eurocanadian plus 2%, payable in quarterly installments starting in September 2002 and maturing in December 2005.

Tranche E

      Term Loan of US$137.6 million, bearing interest at the U.S. base rate plus 2.25% or the U.S. LIBOR rate plus 3.25%, payable in quarterly installments starting in June 2002 and maturing in March 2006.

Tranche F

      Term Loan of US$62.9 million, bearing interest at the U.S. base rate plus 2.5% or the U.S. LIBOR rate plus 3.5%, payable in quarterly installments starting in March 2003 and maturing in February 2007.

      As of December 31, 2002, the full amounts were drawn on all Tranches of the Senior Secured Term Loans.

      The Senior Secured Loans were collateralized by debentures of $1,100,000,000, issued under trust deeds. The debentures were collateralized by a first ranking security interest in all property and assets of these companies.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series B Senior Discount Notes due 2006

      The unsecured Senior Discount Notes due 2006 consist of 417,973 Units, each Unit consisting of US$1,000 at maturity, 14% Series B Senior Discount Notes due on June 1, 2006 and four initial warrants each to purchase 2.1899 Class B Non-Voting Shares issued for gross proceeds of $273.3 million [US$200 million].

Series A and Series B Senior Discount Notes due 2007

      The unsecured Senior Discount Notes due 2007 consist of $429.4 million, 11 1/8% Series A and B Senior Discount Notes due on October 15, 2007, issued for gross proceeds of $250 million.

Series B Senior Discount Notes due 2009

      The unsecured Senior Discount Notes due 2009 consist of US$270 million, 12% Series B Senior Discount Notes due on June 1, 2009, issued for gross proceeds of $221.2 million [US$150.5 million].

9.	Share Capital

Authorized

      An unlimited number of Class A Shares;

      An unlimited number of Class B Shares;

      An unlimited number of First Preferred Shares, issuable as First Preferred Voting Shares, First Preferred Non-Voting Shares, First Preferred Voting 2 Shares and First Preferred Non-Voting 2 Shares; and

      An unlimited number of Second Preferred Shares issuable as Second Preferred Voting Shares, Second Preferred Non-Voting Shares, Second Preferred Voting 2 Shares and Second Preferred Non-Voting 2 Shares.

Class A Shares

Dividends and Rights upon Liquidation

      Holders of Class A Shares are entitled to receive dividends, and the remaining assets of the Company on the winding-up, liquidation or dissolution of the Company, pari passu with the holders of Class B Shares, on a per share basis.

Exchange Rights

      Each Class A Share may, at the option of the holders, be exchanged at any time into one Class B Share.

Class B Shares

Dividends and Rights upon Liquidation

      Holders of Class B Shares are entitled to receive dividends, and the remaining assets of the Company on the winding-up, liquidation or dissolution of the Company, pari passu with the holders of Class A Shares, on a per share basis.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Exchange Rights

      The Class B Shares are exchangeable, at the option of the holders, into Class A Shares on a share-for-share basis, in the following circumstances: [i] any time upon provision by a holder of Class B Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; [ii] upon a bid being made for the Class A Shares where no equivalent bid is made for the Class B Shares, for the purposes of allowing the Class B Shares to tender to an exclusionary bid; and [iii] automatically upon the repeal or relaxation of the Canadian rules governing the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law.

First and Second Preferred Shares, excluding First and Second Preferred 2 Shares [the “Preferred Shares”]

Rights upon Liquidation

      Holders of First Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the PS Redemption Price [as described below] plus any declared but unpaid dividends.

      Holders of Second Preferred Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred Shares, an amount per share equal to the Preferred Share Redemption Price [as described below] plus any declared but unpaid dividends.

Non-Cumulative Dividend

      The holders of Preferred Shares are entitled to a fixed, non-cumulative preferential dividend at the rate of 9% per annum, from time to time and payable semi-annually in arrears in cash.

Maturity

      The Preferred Shares shall be mandatorily redeemed on May 1, 2013.

Redemption Price

      The redemption price of each Preferred Share [the “PS Redemption Price”] is initially the issue price therefor, increased at the beginning of each semi-annual period commencing on November 1, 2003 by [i] an amount equal to the dividend accrued during such period; less [ii] the amount of any cash dividend that has been declared and paid in respect of such semi-annual period. As at December 31, 2003, the PS Redemption Price is estimated to be $15.91 per share. In the event of any redemption or mandatory conversion of Preferred Shares other than as at the end of a semi-annual period, the PS Redemption Price is to be adjusted by adding the accrued dividend on a pro rata basis with reference to the number of days from the beginning of the then current semi-annual period to the date of such redemption or conversion, less the amount of any cash dividend that has been declared and paid in respect of such period.

Redemption

      The Preferred Shares are redeemable as follows: [i] in whole or in part at any time at the option of the Company at the then current PS Redemption Price, payable in cash, provided however that holders of Preferred Shares may exercise any conversion rights prior to any such redemption; [ii] at maturity,

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[a] mandatorily at a price per share equal to the then current PS Redemption Price payable in cash or [b] at the Company’s option, if the Class A Shares and the Class B Shares continue to be listed and posted for trading on a recognized exchange, in consideration of the issuance of a number of Class A Shares or Class B Shares [as the case may be] equal to the PS Redemption Price divided by the average share price of such shares; [iii] mandatorily prior to maturity at the then current PS Redemption Price to the extent that the Company has funds available for such purpose [determined by reference to certain thresholds established in the Articles]; and [iv] at any time prior to maturity, in whole or in part, at the option of the Company upon payment of the then current PS Redemption Price by issuing Units composed of a note and a Preferred Voting 2 Share or Preferred Non-Voting 2 Share.

Intra Class Exchange Rights

      The First Preferred Non-Voting Shares are exchangeable, at the option of the holders, into First Preferred Voting Shares on a share-for-share basis, and the Second Preferred Non-Voting Shares are exchangeable, at the option of the holders, into Second Preferred Voting Shares on a share-for-share basis, in the following circumstances: [i] at any time upon provision by a holder of Preferred Non-Voting Shares of a residency declaration to the Company’s transfer agent certifying that the holder is a Canadian; [ii] upon a bid being made for the Preferred Voting Shares where no equivalent bid is made for the Preferred Non-Voting Shares for the purposes of allowing the Preferred Non-Voting Shares to tender to an exclusionary bid; [iii] automatically upon the repeal or relaxation of the Canadian rules restricting the Company’s ownership and control, but only to the extent of such repeal or relaxation and non-Canadian ownership and control of the Company and its subsidiaries not otherwise being restricted by law. The First Preferred Voting Shares are exchangeable, at the option of the holders, into First Preferred Non-Voting Shares on a share-for-share basis. The Second Preferred Voting Shares are exchangeable, at the option of the holders, into Second Preferred Non-Voting Shares on a share-for-share basis.

Conversion Features

      The Preferred Shares have the following conversion features: [i] at any time, the Preferred Voting Shares and the Preferred Non-Voting Shares are convertible, at the option of the holders into Class A Shares and Class B Shares, respectively, on a share-for-share basis; [ii] if at any time prior to May 1, 2008, the Company shall complete an offering of Class A Shares or Class B Shares for gross proceeds of not less than $150 million and at a per share price equal to or greater than 200% of the then current PS Redemption Price and the proceeds thereof are used as provided in the Articles, the Preferred Voting Shares and the Preferred Non-Voting Shares that remain outstanding after the application of such proceeds will be converted, at the option of the Company, into Class A Shares and Class B Shares, respectively, on a share-for-share basis; and [iii] if at any time on or after May 1, 2008, on the 25th day [or if such day is not a trading day, then on the next following trading day] following the release by the Company of its quarterly or annual financial statements, as the case may be, the Preferred Voting Shares and the Preferred Non-Voting Shares are in-the-money [namely that the PS Redemption Price is less than the average share price of the Class A Shares and Class B Shares], they will be converted automatically into Class A Shares and Class B Shares respectively on a share-for-share basis.

      Upon conversion of any Preferred Voting Shares or Preferred Non-Voting Shares into Class A Shares or Class B Shares, the holders of such Preferred Voting Shares or Preferred Non-Voting Shares will have no right to receive any payment in cash on account of the PS Redemption Price.

Anti-layering Provisions

      The Articles of the Company provide that, so long as there remain outstanding First Preferred Shares [or First Units, if issued] representing in the aggregate an initial issue price in excess of $75 million, or

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Second Preferred Shares [or Second Units, if issued] representing in the aggregate an initial issue price in excess of $50 million, the approval: [i] by written resolution signed by the holders of a majority of the aggregate number [or principal amount, as the case may be] of First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] then outstanding or [ii] by a majority of the holders of First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] then outstanding represented in person or by proxy at a meeting of such holders called for such purpose, will be required before the Company and its subsidiaries either [X] issue any shares ranking prior to or pari passu with the First Preferred Shares [or First Units, if issued] and, as the case may be, Second Preferred Shares [or Second Units if issued] or [Y] incur funded debt [other than permitted debt under the Company’s credit facilities, First Units and Second Units], as a result of which the aggregate consolidated funded debt thereof would be in excess of 4.0 times consolidated annual EBITDA [as defined in the credit agreements], calculated on a pro forma basis based upon the four consecutive quarters ended as at the fiscal quarter-end immediately prior to the date of the resolution of the Board of the Company approving such issuance or incurrence, as the case may be.

Excess Cash Flow Sweep

      The Preferred Shares are subject to the excess cash flow sweep described in note 8 of these financial statements.

First and Second Preferred 2 Shares [the “Preferred 2 Shares”]

Rights upon Liquidation

      Holders of First Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, an amount per share equal to the Preferred 2 Shares Redemption Price [the “PS2 Redemption Price”, as described below] plus any declared but unpaid dividends. Holders of Second Preferred 2 Shares are entitled to receive, on the winding-up, liquidation or dissolution of the Company and in priority to any payment or distribution in respect of shares of any other class, other than the First Preferred 2 Shares, an amount per share equal to the PS2 Redemption Price [as described below] plus any declared but unpaid dividends.

Dividends

      The holders of Preferred 2 Shares are not entitled to receive any dividends in respect thereof.

Redemption

      The Preferred 2 Shares will be automatically redeemed at the PS2 Redemption Price [as described below] upon the repayment, redemption or conversion of the First and Second Units, as the case may be, of which they form part. The PS2 Redemption Price is equal to $0.0001 per Preferred 2 Share.

First and Second Units [the “Units”]

      The Units are hybrid instruments designed to duplicate the economic interest and other features [including as to voting entitlements] attaching to the Preferred Shares. Each Unit is composed of a note, which provides the holder of the Unit with an economic interest similar to that of a holder of Preferred Share, together with a First Preferred Voting 2 Share or First Preferred Non-Voting 2 Share [in the case of First Units] or with a Second Preferred Voting 2 Share or Second Preferred Non-Voting 2 Share [in

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the case of Second Units]. The First Units are senior in right of payment to the Second Units. As at December 31, 2003, no Units were issued.

Issued

Number of shares issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B
	Shares	Shares	Shares	Shares	Shares	Shares

Balance as at [May 1, 2003]	544,828	11,221,839	106,400	7,093,972	30,000	3,601,145
Converted	(292,532)	193,365	(91,618)	(114,444)	38	305,191

Balance as at December 31, 2003	252,296	11,415,204	14,782	6,979,528	30,038	3,906,336

Carrying value of shares issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred			Total
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B	Value of
	Shares	Shares	Shares	Shares	Shares	Shares	Shares

	$	$	$	$	$	$	$
Balance as at May 1, 2003	8,172	168,328	1,596	106,410	302	36,241	321,049
Converted	(4,510)	2,978	(1,412)	(1,755)	(2)	4,701	—
Accretion on redemption price	352	10,311	51	6,391	—	—	17,105

Balance as at December 31, 2003	4,014	181,617	235	111,046	300	40,942	338,154

      Prior to the financial reorganization, authorized and issued share capital were as follow:

Authorized — Pre-reorganization

      Unlimited number of Common Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Class A Non-Voting Share, if necessary, to comply with the restrictions on non-Canadian ownership and control.

      Unlimited number of participating Class A Non-Voting Shares, each of which may, at any time, at the holder’s option, be converted into one Class B Non-Voting Share or into one Common Share, to the extent that the Company does not cease to comply with the restrictions on non-Canadian ownership and control as a result.

      Unlimited number of participating Class B Non-Voting Shares.

      Unlimited number of Non-Voting First Preferred Shares issuable in one or more series.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issued — Pre-reorganization

			Class A		Class B
	Common Shares		Non-Voting Shares		Non-Voting Shares
							Total
	Number	$	Number	$	Number	$	$

Balance as of December 31, 2001	27,631,537	73,888	9,590,000	394,477	202,951,539	699,006	1,167,371
Issued	—	—	—	—	—	—	—
Converted	—	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	43,372	307	307

Balance as of December 31, 2002	27,631,537	73,888	9,590,000	394,477	202,994,911	699,313	1,167,678

Warrants

			Pre-reorganization

	December 31	May 1	December 31
	2003	2003	2002

	$	$	$
3,998,302 Warrants 2005, exercise price of $19.91	4,598	4,598	—
6,663,943 Warrants 2008, exercise price of $20.69	13,328	13,328	—
115,700 initial warrants	—	—	1,770

	17,926	17,926	1,770

      In connection with the Plan, the Company issued on May 1, 2003 two series of warrants entitling holders thereof, at any time, to purchase one Class A Share or Class B Share as the case may be, for each warrant at the exercise price until their maturity on May 1, 2005 and May 1, 2008, respectively.

      The initial warrants were each exercisable for 2,899 Class B non-voting shares at an exercise price of US$0.01 per share.

Employee Stock Purchase Plan

      The Company has a stock purchase plan for its employees under which participants can contribute up to 10% of their salary. The Company makes a contribution in shares for the benefit of the participant equal to one-third the number of shares purchased with the participant’s contribution during the year [up to 5% of the participant’s salary]. The Company’s contribution is executed only if, on June 30 of the following year, the participant is still an employee of the Company and still holds the shares purchased with their contributions during the year. The Company may choose to make its contribution in treasury shares or to deposit with the administrative agent of the plan a sufficient amount of money to enable the administrative agent of the plan to purchase the appropriate number of shares in the market. The total number of treasury Class A Shares and Class B Shares that can be issued by the Company in order to make its contribution pursuant to this plan shall not exceed 250,000 shares. As at December 31, 2003, no shares were issued under this stock purchase plan.

Stock Option Plan

      A new stock option plan was implemented on May 1, 2003. The new stock option plan, as amended on November 20, 2003, authorizes the issuance of up to 3,000 Class A Shares and 2,006,818 Class B Shares. The Board may amend, supersede or terminate the stock option plan.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The stock option plan is administered by the Board, which has sole discretion to designate the recipients of options and to determine the number of Class A Shares or Class B Shares of the Company covered by each of such options, the date of grants and the subscription price of each option. Each option allows its holder to acquire one Class A Share or one Class B Share, as the case may be, at its exercise price following the vesting period. Options granted under the stock option plan have the terms and conditions, including exercise price, vesting and expiration, as established by the Board, from time to time, provided that the pricing of options is in accordance with the requirements of the Toronto Stock Exchange and is not less than the market prices for the Class A Shares and Class B Shares at the time of the grant of options.

      During the eight-month period ended December 31, 2003, the Company granted 1,781,359 options and 48,400 options were forfeited. As a result, 1,732,959 options were outstanding as of December 31, 2003. 50%, 25% and 25% will vest and become exercisable on the second, third and fourth anniversaries of the grant. Accelerated vesting will be applicable after the first anniversary date of the grant in the event that the market price of the shares reaches a certain level.

		Pre-reorganization

	Eight	Four
	Months	Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
Weighted-Average Assumptions	2003	2003	2002	2001

Risk-free interest rate	3.0%	3.0%	3.0%	3.0%
Expected dividend yield	0%	0%	0%	0%
Expected share price volatility	64.6%	107.9%	107.9%	89.8%
Expected life	5.0 years	5.5 years	5.5 years	5.5 years

      For the purposes of pro forma disclosures, the estimated fair value of the options at the grant date is amortized to expense over the options’ vesting periods.

      All the outstanding options granted under the prior stock option plan were cancelled upon the implementation of the Company’s financial reorganization on May 1, 2003.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma disclosure regarding stock options plan:

		Pre-reorganization

	Eight	Four
	Months	Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Net income (loss) for basic earnings (loss) per share calculation	(12,146)	45,517	(570,501)	(498,485)
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported	(1,327)	(1,577)	(2,228)	(6,155)

Pro forma net income (loss) as if the fair value based method had been applied to all awards	(13,473)	43,940	(572,729)	(504,640)

Basic and diluted earnings (loss) per share as if the fair value based method had been applied to all awards	(3.57)	0.18	(2.38)	(4.62)

      The following table summarizes information about stock options outstanding, none of which were exercisable, as of December 31, 2003:

	Options Outstanding

	Number
	Outstanding as at	Weighted-average	Weighted-average
Range of Exercise Prices	December 31, 2003	Remaining Life	Exercise Price

$10.50 to $11.25	1,648,544	4.48 years	10.51
$17.75 to $18.74	84,415	4.20 years	18.51

$10.50 to $18.74	1,732,959	4.46 years	10.90

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Supplementary Consolidated Statement of Net Income (Loss) Information

	Eight Months	Four Months	Pre-reorganization
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Depreciation and amortization
Property, plant and equipment	$38,970	$59,121	$240,384	$176,712
Intangible assets	7,383	—	223,399	—
Other non-current assets	418	267	2,032	1,278

	46,771	59,388	465,815	177,990

Interest expenses
Interest on long-term debt	14,705	70,174	208,389	202,429
Other interest	112	434	7,867	13,459
Amortization of deferred financing costs	—	—	10,573	8,349

	14,817	70,608	226,829	224,237

Other information
Bad debt expense	2,853	4,153	32,306	16,148
Advertising costs	31,823	8,290	37,341	33,293

      Intangible assets’ amortization for the next two years is expected to be approximately $8.6 million per year. Costs of products and costs of services are exclusive of depreciation and amortization, which are shown separately.

Post-reorganization

Gain (Loss) on Investments, Marketable Securities and Other Assets

      During the eight-month period ended December 31, 2003, the Company received proceeds of $2.4 million following the sale of its equity investment in Saraide Inc., which was previously written down to a value of nil. The entire amount was recorded as a gain on investments.

Pre-reorganization

Impairment of Assets

      In 2002, the Company wrote down the value of its MCS Licenses to nil and an impairment charge of $223.4 million was recorded and included with depreciation and amortization of intangible assets. A related deferred income tax recovery of $72.9 million was also recorded. Also included with depreciation and amortization of property, plant and equipment in 2002 was an impairment charge of $37.3 million as a result of write-downs related to the network and to application software.

      In light of the decline in market conditions for high-technology companies, the Company reduced the value of certain of its investments to their net estimated realizable value. Accordingly, write-downs of $11.8 million were recorded in 2002 and $28.0 million in 2001.

Restructuring Charges

      In 2002, the Company laid off approximately 350 employees [approximately 200 in 2001] to adjust its work force to the requirements of its operating plan. The restructuring charges of $7.5 million recorded in 2002 [$5.2 million in 2001] relate primarily to severance payments to the employees laid off.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Gain on Financial Instruments

      During 2002, the Company terminated cross-currency swaps, interest rate swaps and hedging agreements related to the old long-term debt. These terminations generated net proceeds of $21.5 million, net deferred gain of $3.1 million and gain on financial instruments of $5.5 million. The net gain on financial instruments in 2002 also includes the amortization of the deferred gains of $1.4 million and the amortization of the deferred losses generated by the termination of the interest rate swaps of $0.3 million.

Write-down of Deferred Financing Costs and Deferred Gain and Loss on Financial Instruments

      In 2002, the Company wrote down $18.9 million of deferred financing costs, $17.7 million of deferred loss on financial instruments and $19.7 million of deferred gain on financial instruments for a net total of $16.9 million, all of which related to the Company’s long-term debt, which was in default as at December 31, 2002.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Earnings (Loss) Per Share

      The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Numerator:
Net income (loss) for diluted earnings (loss) per share calculation	$4,959	$45,517	$(570,501)	$(498,485)
Accretion on redemption price of First and Second Preferred Shares	(17,105)	—	—	—

Net income (loss) for basic earnings (loss) per share calculation	(12,146)	45,517	(570,501)	(498,485)

	Number	Number	Number	Number

Denominator: (in thousands)
Weighted-average number of shares outstanding	3,774	240,217	240,204	108,915
Shares issuable pursuant to the exercise of initial warrants	—	253	253	297

Number of shares for basic earnings (loss) per share calculation	3,774	240,470	240,457	109,212
Additional shares for diluted loss per share calculation	—	—	—	3,312
Shares issuable pursuant to the conversion of Preferred Shares	18,662	—	—	—
Shares issuable pursuant to the exercise of stock options	463	—	—	—

Number of shares for diluted earnings (loss) per share calculation	22,899	240,470	240,457	112,524

Basic and diluted earnings (loss) per share (in dollars)	(3.22)	0.19	(2.37)	(4.56)

      Basic and diluted earnings (loss) per share are identical, as the effect of dilutive securities is antidilutive.

12.     Related Party Transactions

      Since May 1, 2003, certain holders of the long-term debt and the derivative instruments are also shareholders of the Company.

      During the pre-reorganization period, the Company has entered into transactions with shareholders, companies under common control, joint ventures and equity-accounted companies. These transactions are undertaken in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. Amounts due from or to related parties are payable or receivable in cash on demand. These transactions consist primarily of the purchase or sale by the Company of engineering, telecommunications, development and management services or

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment. The effect on the consolidated financial statements, excluding amounts related to long-term debt and derivative instruments, is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Costs capitalized to property, plant and equipment and deferred charges	$—	$—	$—	$5,165
Cost of products and services	—	—	3,007	6,965
General and administrative services	—	103	304	562
Selling and marketing	—	—	—	225
Equipment sales and service revenues	—	—	4,698	5,470
Equipment purchases	—	—	224	192

13.     Income Taxes

      Significant components of the income tax benefit (expense) consist of the following:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Current income tax benefit (expense) before the following:	$(587)	$(6,180)	$(80,484)	$(40,101)
Tax benefit of previously unrecognized losses and temporary differences	—	4,384	78,860	37,857

Current income tax benefit (expense)	(587)	(1,796)	(1,624)	(2,244)
Deferred income tax recovery related to reversal of temporary differences	—	—	73,519	3,966

Income tax benefit (expense)	(587)	(1,796)	71,895	1,722

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The reconciliation of income tax computed at the statutory income tax rates to the income tax benefit (expense) is as follows:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Income tax benefit (expense) based on the combined statutory income tax rate of 33% [32% in 2002 and 33% in 2001]	$(1,830)	$(15,613)	$205,567	$165,068
Non-taxable portion of capital items	2,825	16,519	(3,665)	(14,596)
Unrecognized tax expense (benefit) of losses and temporary differences	(913)	(5,264)	(210,063)	(187,376)
Tax benefit of previously unrecognized losses and temporary differences	—	4,384	78,860	37,857
Large corporations tax	(587)	(1,796)	(1,624)	(2,244)
Other	(82)	(26)	2,820	3,013

Income tax benefit (expense)	(587)	(1,796)	71,895	1,722

      Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2003 are as follows:

			Pre-reorganization

	December 31,	May 1,	December 31,
	2003	2003	2002

Deferred income tax liabilities:
Deferred gains and other	$2,779	$517	$873

Total deferred income tax liabilities	2,779	517	873

Deferred income tax assets:
Tax values of marketable securities and investments in excess of accounting values	416	416	4,568
Operating losses carried forward	542,552	612,370	481,105
Tax values of capital assets in excess of accounting values	55,849	40,553	162,806
Provisions and other temporary differences	23,906	25,651	83,576

Total deferred income tax assets	622,723	678,990	732,055
Valuation allowance	(619,944)	(678,473)	(731,182)

Net deferred income tax assets	2,779	517	873

Net deferred income tax	—	—	—

      Approximately $1.8 billion of the operating losses carried forward and $200 million of temporary differences existed at the date of the Company’s financial reorganization as described in note 1. The tax benefits related to these operating losses carried forward and temporary differences were not included in the assets as part of the fresh start accounting, as a valuation allowance of approximately $678 million was provided. Accordingly, if and when it is more likely than not that the tax benefits of these unrecognized losses carried forward and temporary differences will be realized, they will be applied to reduce

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unamortized intangible assets to nil. During the period of eight months ended December 31, 2003, no amount of tax benefits related to these losses and temporary differences was realized.

      As at December 31, 2003, the Company had net operating losses carried forward for income tax purposes totalling $1.6 billion, which expire as follows: 2004, $217.8 million; 2005, $57.9 million; 2006, $283.7 million; 2007, $282.6 million; 2008, $322.0 million; 2009, $480.1 million. The Company had also approximately $234.5 million of deductible temporary differences.

      In addition, the use of tax losses carried forward will generally be restricted in future years to profits from those businesses carried on prior to the restructuring plan.

14.     Supplementary Information on Consolidated Statement of Cash Flows

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

Receivables	$(12,244)	$(2,689)	$13,783	$(18,947)
Inventories	(5,728)	(4,035)	370	17,545
Prepaid license fees, rental sites and other prepaid	7,193	(14,188)	(1,235)	(980)
Deferred charges	(3,557)	9,481	(5,477)	(7,727)
Other current assets	(3,282)	(34,250)	6,754	13,116
Accounts payable and accrued liabilities	27,113	75,712	16,385	(61,289)
Deferred revenues	8,121	(3,366)	(542)	5,979

Net change in operating assets and liabilities	17,616	26,665	30,038	(52,303)

15.     Commitments and Contingencies

Operating Leases

      The aggregate minimum annual payments under operating leases related to sites, switch rooms, offices and stores are as follows:

$

2004	34,148
2005	29,774
2006	21,399
2007	17,528
2008	14,653
Subsequent to 2008	41,384

158,886

      Rental expenses for the eight months ended December 31, 2003 and for the four months ended April 30, 2003 amounted to $19.0 million and $9.7 million respectively [$29.7 million for 2002 and $29.5 million for 2001].

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under its site leases, the Company is generally committed to returning each site to its original state. The associated exit costs are expected to be insignificant because the Company estimates that most of its lease sites will be renewed at their expiry. Consequently, no provision has been recorded for asset retirement obligations and the associated exit costs will be provided for when such liabilities arise.

Letters of Credit

      As at December 31, 2003, the Company had outstanding letters of credit for an aggregate amount of $0.4 million [$1.3 million as at May 1, 2003].

Supply Agreement

      Under a supply agreement, the Company is committed until 2006 to acquire certain of its core wireless network equipment and call server products from a major supplier. Under this agreement, the Company has no unconditional purchase commitments.

PCS License

      On April 15, 1996, the Company was informed of the conditions attached to its PCS license, which had an initial term of five years. On March 29, 2001, Industry Canada renewed the Company’s PCS license for a second five-year term, commencing on April 1, 2001. On December 12, 2003, Industry Canada issued Canada Gazette Notice DGRB-006-03 announcing that the license terms of existing cellular and PCS licensees, including the Company, will be extended to March 31, 2011. Industry Canada also announced that it will make certain changes to the cellular and PCS license conditions, including granting licensees the power to divide and transfer their licenses, by both spectrum amount and geographic area.

      Other License conditions detailed in Gazette Notice DGRB-006-03 that apply to the Company include:

[i] to comply with applicable spectrum aggregation limits;

[ii] to comply with the Canadian ownership and control provisions;

[iii] to ensure that radio stations are installed and operated in compliance with applicable regulations from Health Canada [electromagnetic field exposure] and Transport Canada [air navigation], and only after meaningful consultations have taken place with applicable local land use authorities;

[iv] to invest a minimum of 2% of adjusted gross revenues resulting from operations in the spectrum, over the term of the License, in eligible research and development activities. As at December 31, 2003, 2% of the Company’s adjusted gross revenues represented a cumulative amount of $26.7 million. Up to December 31, 2003, the Company has spent approximately $15.9 million;

[v] to provide for and maintain lawful interception activities as authorized by law; and

[vi] to offer PCS resale to other PCS licensees on a non-discriminatory basis.

MCS Licenses

      In November 2003, Inukshuk announced the creation of a new venture with two partners. The new company plans to build a MCS network to offer high speed Internet, IP-based voice and local networking services using broadband wireless access technology. Each partner owns one-third of the new company, which will operate as an independent entity. The first phase will allow partners to validate technological and commercial acceptance to develop a detailed business plan. The first commercial service launches are

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

planned for early 2004. Inukshuk will contribute the use of 60 MHz of its MCS Licenses, but no monetary investment. Contributions to the venture will be made in two phases and the second phase is subject to certain conditions.

      As of December 31, 2003, the venture was at an early stage of activities and had no significant impact on the Company’s financial statements.

Litigations

      On April 10, 2002, ASP Wireless Net Inc., or ASP, a former service provider of Solutions, filed a notice of arbitration pursuant to an agreement that ASP had with Solutions. ASP claims in the notice of arbitration that Solutions has breached its agreements with ASP and ASP therefore suffered damages in the amount of $18.5 million, which ASP is claiming from the Company. The breach alleged by ASP relates to Microcell’s failure to provide ASP access to Microcell’s PCS network. The Company considers ASP’s claim frivolous and unfounded in fact and in law and intends to vigorously contest it.

      Furthermore, the Company is involved from time to time in other legal and regulatory proceedings incidental to its business. The Company does not believe that such proceedings will have, individually or in the aggregate, a materially adverse effect on the Company.

16.	Financial Instruments

Concentration of Credit Risk

      The Company has a limited concentration of credit risk due to the composition of its customer base, which includes a large number of individuals and businesses. The Company evaluates the credit-worthiness of customers in order to limit the amount of credit extended where appropriate and establishes an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Cash and cash equivalents and short-term investments are contracted with a limited number of financial institutions. However, risk of losses is managed by the Company through a policy of dealing only with large, creditworthy financial institutions.

Interest Rate Risk

      The Company has exposure to interest rate risk for both fixed interest rate and floating interest rate instruments. Fluctuations in interest rates will have an effect on the valuation and the collection or repayment of these instruments.

Foreign Exchange Rate Risk

      The Company is subject to foreign exchange rate fluctuations as a portion of its assets and liabilities are unhedged and denominated in currencies other than Canadian dollars.

Fair Value

      Fair value estimates are made as of a specific point in time, using available information about the financial instruments. These estimates are subjective in nature and often cannot be determined with precision.

      The fair value of cash and cash equivalents, short-term investments, receivables, accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity of these instruments.

      The fair value of the Tranche B Debt and Tranche C Debt is determined based on an amount quoted on the over-the-counter market at the balance sheet date. The fair value of the derivative instruments is

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined based on market rates prevailing at the balance sheet date obtained from the Company’s financial institutions for similar derivative instruments.

      Fair values of the Company’s financial instruments, as at December 31, 2003, where the fair values differ from the carrying amounts on the financial statements, are as follows:

	Carrying	Estimated Fair
	Value	Value

	$	$
Tranche B Debt	271,769	266,334
Tranche C Debt	52,693	41,100

17.	Segmented Information

      In the preceding years, the Company carried out its operations through three strategic business segments: PCS, wireless Internet and investments. As a result of the restructuring process, the Company realigned its cash flows to concentrate on the PCS activities. Consequently, the Company has determined that it operates in one segment since January 1, 2003, as the wireless internet and investments operations were no longer significant.

18.	Accounting Principles Generally Accepted in the United States

      These financial statements were prepared in accordance with Canadian GAAP. The following summary sets out the material adjustments to the Company’s financial statements, which would be required to conform to U.S. GAAP.

Reconciliation of Consolidated Net Income (Loss) and Comprehensive Income (Loss)

			Pre-Reorganization

		Eight Months	Four Months
		Ended	Ended	Year Ended	Year Ended
		December 31,	April 30,	December 31,	December 31,
		2003	2003	2002	2001

		$	$	$	$
Net income (loss) under Canadian GAAP		4,959	45,517	(570,501)	(498,485)
[a]	Reversal of amortization of Intangible assets	—	—	—	139
[b]	Share of net income (net loss) in investees	—	(500)	4,772	(22,079)
[d]	Development costs	—	—	6,108	(3,502)
[e]	Stock compensation	—	—	478	(478)
[g]	Reorganization items	—	1,253,660	—	—
[d]	Amortization of net deferred gain on financial instruments	—	—	(1,110)	—
[d]	Amortization of other comprehensive income related to financial instruments	—	—	1,110	—
[i]	Changes in fair market value of a fair value hedge	—	—	—	1,367
[i]	Cumulative effect as of January 1, 2001 resulting from the adoption of SFAS 133	—	—	—	(900)
[h]	Effect of legislated tax rate changes on deferred tax liabilities	—	—	—	25,771
[a]	Impairment of intangible assets	—	—	(25,771)	—

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Pre-Reorganization

		Eight Months	Four Months
		Ended	Ended	Year Ended	Year Ended
		December 31,	April 30,	December 31,	December 31,
		2003	2003	2002	2001

		$	$	$	$
	Net income (loss) under U.S. GAAP	4,959	1,298,677	(584,914)	(498,167)
[c]	Unrealized gain (loss) in value of marketable securities	—	(145)	(177)	322
[i]	Changes in fair market value of cash flow hedges	—	—	367	(1,364)
[d]	Reversal of cumulative income taxes related to changes in fair market value of cash flow hedges	—	—	1,036	—
[d]	Amortization of other comprehensive income related to financial instruments	—	—	(1,110)	—
[i]	Write off of other comprehensive income related to financial instruments	—	—	(1,968)	—
[i]	Cumulative effect as of January 1, 2001, resulting from the adoption of SFAS 133	—	—	—	3,939

	Comprehensive income (loss) under U.S. GAAP	4,959	1,298,532	(586,766)	(495,270)

	Basic and diluted earnings (loss) per share under U.S. GAAP [dollars]	(3.22)	5.40	(2.43)	(4.56)

Reconciliation of Consolidated Cash Flow Captions

      There are no significant differences between Canadian GAAP and U.S. GAAP, which affect the captions of the cash flow statements.

Reconciliation of Consolidated Balance Sheet Captions

						Pre-Reorganization

					May 1,
		December 31, 2003			2003	December 31, 2002

		Canadian		U.S.	U.S.	Canadian		U.S.
		GAAP	Adjustments	GAAP	GAAP	GAAP	Adjustments	GAAP

		$	$	$	$	$	$	$
Debit (credit)
[c]	Marketable securities	—	—	—	—	164	145	309
[a]	Intangible assets	233,819	—	233,819	241,202	2,727	(2,727)	—
[b]	Long-term investments and other non current assets	4,797	—	4,797	—	12,335	1,276	13,611
[f]	Preferred shares	—	(296,912)	(296,912)	(284,506)	—	—	—
[f][k]	Share capital	(338,154)	309,058	(29,096)	(36,543)	(1,167,678)	(60,723)	(1,228,401)
[f]	Deficit	12,146	(12,146)	—	—	2,466,674	62,174	2,528,848
[c]	Accumulated other comprehensive income	—	—	—	—	—	(145)	(145)

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[a] Amortization and Impairment of Intangible Assets

      The PCS license, which included certain development costs, and other costs associated with obtaining the PCS license from Industry Canada were deferred under Canadian GAAP. Under U.S. GAAP, such development costs are expensed as incurred. This difference created a reversal of amortization of intangible assets of $0.1 million in 2001. During 2002, the Company wrote down the value of the MCS Licenses to nil. Prior to this write-down, the carrying values of these licenses were $249.2 million and $223.4 million under U.S. GAAP and Canadian GAAP respectively, representing a difference of $25.8 million.

[b] Investment in Entity Subject to Significant Influence

      Under Canadian GAAP, the investor should continue to record its portion of investee losses unless the investor would be unlikely to share in losses of the investee. Under U.S. GAAP, in situations where an investor is not required to advance additional funds to the investee and where previous losses have reduced the common and the preferred stock investment account to zero, the Company should continue to report its share of equity method losses in its statement of operations to the extent of and as an adjustment to the loans to the investee.

      In addition, under Canadian GAAP, the share of net income in an investee that is a private investment company is calculated based on its realized gains or losses. Under U.S. GAAP, the share of net income in such investees is calculated based on both realized and unrealized gains or losses.

[c] Marketable Securities

      Under Canadian GAAP, the marketable securities are recorded as explained in note 2. Under U.S. GAAP, the marketable securities are classified as available for sale, and any changes to the market value, net of income taxes, are recorded in other comprehensive income (loss). Fair value of marketable securities was $0.3 million as at December 31, 2002.

[d] Deferred Charges and Other Assets

      Under Canadian GAAP, certain development costs are deferred and amortized. Under U.S. GAAP, such costs would be expensed as incurred.

      Under Canadian GAAP, a deferred gain or loss is recorded upon either the de-designation of a derivative financial instrument as a hedge or upon the early termination of a derivative financial instrument qualifying as a hedge. This deferred gain or loss represents the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of the de-designation or early termination. The deferred gain or loss is then amortized over the remaining life of the originally hedged item. Under US GAAP, the appreciation or depreciation of the fair market value of the derivative financial instrument from its inception until the date of its de-designation or early termination is accumulated in other comprehensive income. The accumulated balance is then amortized to net income (loss) over the remaining life of the originally hedged item.

[e] Stock Compensation

      Under Canadian GAAP, certain costs related to bonuses in connection with stock compensation awards granted at-the-money with a minimum guaranteed performance, are not accounted for until the bonus is likely to be paid out and the amount can be quantified. Under U.S. GAAP, such costs are accounted for on a combined basis with the recognition of compensation cost over the service period equal to the bonus element. As at December 31, 2002, all such stock compensation awards granted in the past have been cancelled.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additional Disclosure Regarding Stock Options Plan:

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Net income (loss) under U.S. GAAP as reported	4,959	1,298,677	(584,914)	(498,167)
Accretion on redemption price of First and Second Preferred Shares	(17,105)	—	—	—

Net loss applicable to Class A and Class B shares [for the eight months ended December 31, 2003 only]	(12,146)	1,298,677	(584,914)	(498,167)
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported [note 9]	(1,327)	(1,577)	(2,228)	(6,155)

Pro forma net income (loss) under US GAAP as if the fair value based method had been applied to all awards	(13,473)	1,297,100	(587,142)	(504,322)

Basic and diluted earnings (loss) per share under US GAAP as reported	(3.22)	5.40	(2.43)	(4.56)
Pro forma basic and diluted earnings (loss) per share under US GAAP as if the fair value method had been applied to all awards	(3.57)	5.39	(2.44)	(4.62)

[f] Classification of Financial Instrument as Debt or Equity

      The preferred shares contain conversion features which result in the Company’s obligation to redeem such shares being conditional. Therefore, under US GAAP, these shares are outside the scope of
SFAS 150. In such a case, redeemable preferred shares subject to mandatory redemption requirements that are outside the control of the issuer are excluded from “shareholders’ equity (deficiency)” and presented separately in the issuer’s balance sheet between liabilities and shareholders’ equity (deficiency). The related accretions are presented as a charge to retained earnings or, in the absence of retained earnings, by charges against share capital.

[g] Reorganization Items

      Under U.S. GAAP, the forgiveness of debt and the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting should be reflected in the predecessor entity’s final statement of operations. Under Canadian GAAP, such adjustments are reflected as capital transactions. The reorganization items in the amount of $1.254 billion were comprised of $1.366 billion of forgiveness of debt and $112.5 million of adjustments resulting from the application of fresh-start accounting.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[h] Deferred Tax Liabilities

      Under Canadian GAAP, the impact of changes in income tax rates on the measurement of deferred tax assets and liabilities are recorded when the changes in tax rates have been substantively enacted. Under U.S. GAAP, changes in income tax rates are recorded when the change in tax rates has been legislated. Under Canadian GAAP, the estimated deferred tax liabilities related to the MCS Licenses acquired during 2001, in the amount of $72.9 million, resulting from the difference between the carrying value and the tax basis of the asset acquired, was capitalized to the MCS Licenses. This amount was determined using substantially enacted tax rates at the date of acquisition. Using legislated tax rates at the date of acquisition, the tax liability and related increase in the carrying value of the asset was $98.7 million under US GAAP. During 2001, the change in rates was legislated, which resulted in a decrease in the deferred tax liability and a credit to income of $25.8 million under U.S. GAAP.

[i] Derivative Instruments

      The Financial Accounting Standards Board has issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statements 137 and 138. The Company adopted
SFAS 133 effective January 1, 2001. The Statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the effective portion of the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is recognized in earnings.

      The adoption of SFAS 133, as amended by Statements 137 and 138, resulted in the cumulative effect as of January 1, 2001, of an accounting change of $0.9 million being recognized as an expense in the statement of net loss and as a credit of $3.9 million in other comprehensive loss. For 2001, the adoption of SFAS 133 resulted in $1.4 million being recognized as income in the statement of net loss and in a charge of $1.4 million in other comprehensive income. As of December 31, 2002, all such derivative instruments have been terminated.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

[j] Additional Disclosure under U.S. GAAP and SEC Requirements

		Pre-reorganization

	Eight Months	Four Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	April 30,	December 31,	December 31,
	2003	2003	2002	2001

	$	$	$	$
Provision for restructuring charges
Balance, beginning of period	162	1,036	2,314	—
Addition: severance expenses	—	—	7,494	5,226
Deduction: severance payments and adjustments	(162)	(874)	(8,772)	(2,912)

Balance, end of period	—	162	1,036	2,314

Allowance for doubtful accounts
Balance, beginning of period	11,844	14,885	10,717	4,116
Addition: bad debt expenses	2,853	4,153	32,306	16,148
Deduction: uncollectible accounts written off, net of recoveries	(8,070)	(7,194)	(28,138)	(9,547)

Balance, end of period	6,627	11,844	14,885	10,717

     [k]     Option to Purchase Class A Non Voting Shares

      In 1996, an amount of $60.7 million was expensed with a corresponding increase in share capital under U.S. GAAP representing stock options recorded using APB 25.

19.     Comparative Figures

      Some of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

20.     Subsequent Events

      (1) On March 17, 2004, the Company obtained financing of an aggregate principal amount equivalent to $450 million for its wholly owned subsidiary, Solutions, from a syndicate of lenders. The proceeds were used mainly to refinance the Company’s previous senior secured credit facilities (see note 8). The amended facilities consist of a six-year $50 million first lien revolving credit facility, and of a seven-year first lien term loan and of a seven-and-a-half-year second lien term loan, each in an aggregate principal amount equivalent to $200 million. The revolving credit facility is denominated in Canadian dollars, and both term loans are denominated in U.S. dollars. Pricing is LIBOR plus 4% for the revolving credit facility and the first lien term loan and LIBOR plus 7% for the second lien term loan. The loan pricing for the second lien term loan includes a LIBOR floor of 2%. The credit facilities are secured by a pledge on substantially all of the Company’s assets.

      (2) In March 2004, the Company has entered into swap transactions to manage its exposure to foreign exchange rate fluctuations on the new U.S.-dollar-denominated first and second lien term loan described above. The Company swapped the total principal of both term loans in the amount of $400 million [US$299.9 million] at a rate of 1.3340. The Company also swapped the floating interest rate of Libor plus 4% on the first lien term loan, payable in US dollars, to a floating interest rate of Libor plus 5.085%, payable in Canadian dollars. The Company also swapped the floating interest rate of Libor plus 7% on the second lien term loan, payable in US dollars, to a floating interest rate of Libor plus 8.485%,

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payable in Canadian dollars. The maturity of the swap transactions corresponds to the maturity of both term loans. These swap transactions are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized in income as foreign exchange gains or losses.

      The Company’s swap agreements include a recouponing provision which allowed both parties to enter into an amendment of the economic variables when the fair market value of the swaps exceed a threshold of $16 million, in such manner that the market value is reduced to an amount no greater than $16 million. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million. Consequently, the economic variables were amended to reduce the market value of the swaps from $34.4 million payable by the Company to $24.7 million, generating a payment by the Company to the counterparties of $9.7 million on October 3, 2004. Under this amendment, the floating interest rates of the Company’s swap agreements relating to its Term Loan A and Term Loan B were reduced to LIBOR plus 4.616% and LIBOR plus 8.006% respectively.

      (3) Pursuant to a final prospectus dated March 24, 2004, the Company distributed to the holders of its class A restricted voting shares, class B non-voting shares, First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares, rights to subscribe for an aggregate of 4,519,636 class B non-voting shares. Each five rights entitled the holder thereof to purchase one class B non-voting share at a subscription price of $22 per share. In connection with the rights offering, the Company entered into a standby purchase agreement with COM Canada, LLC [“COM”] pursuant to which it has agreed to purchase, at the rights subscription price, all class B non-voting shares not otherwise purchased pursuant to the rights offering. In addition, to the extent COM purchased less than $50 million of such shares, it committed to purchase, at the subscription price, additional class B non-voting shares having an aggregate subscription price equal to the deficiency.

      The closing of the rights offering occurred on April 30, 2004. The rights offering resulted in the issuance by Microcell of 4,519,636 class B non-voting shares. COM purchased concurrently, at a price of $22.00 per share, 2,272,727 class B non-voting shares. Furthermore, the Company granted COM, 3,977,272 warrants to acquire, at a price of $22.00 per share, additional class B non-voting shares for exercise at a later date. The net proceeds from the rights offering and private placement to COM amounted to approximately $147 million [net of approximately $2 million of issuance fees] and have been used by Microcell to redeem 75,233 outstanding preferred shares, at a price of $16.39 per share, for a total of $1.2 million. The remaining balance of $145.8 million will be used to fund capital expenditures and for general corporate purposes.

      As a result, the Company’s share capital as at May 3, 2004, was composed of the following: 235,961 class A restricted voting shares; 29,079,353 class B non-voting shares; 3,998,302 Warrants 2005; 6,663,943 Warrants 2008; and, 3,977,272 new warrants issued to COM. In accordance with the warrant indentures governing the Warrants 2005 and the Warrants 2008, the number of shares issuable upon the exercise of the Warrants 2005 and the Warrants 2008 has been adjusted from 1.0 to 1.02 Class A Share or Class B Shares, as the case may be, for each warrant. This adjustment was made as a result of the Company’s rights offering.

      (4) On March 19, 2004, the Company received a comment letter from the SEC in connection with its review of the Company’s registration statement filed on March 3, 2004 for the registration of its Class A Shares and Class B Shares issuable upon exercise of the Warrants 2005 and the Warrants 2008. The Company responded to the SEC’s March letter and filed an amended registration statement on June 29, 2004. The Company received a letter to its response on August 9, 2004. The Company responded to the SEC’s August letter and filed an amended registration statement on October 22, 2004. The Company received a letter to its response on November 5, 2004. The SEC staff, among other things, has questioned whether the Company’s Fido brand name has an indefinite useful life and consequently whether it should be subject to periodic amortization. The Company believes that such brand name should be

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

considered to have an indefinite life. However, were periodic amortization to be applied, assuming hypothetically a useful life of ten years, this would reduce net income by $1.9 million, increase loss per share by $0.50 but have no effect on cash flows for the eight months ended December 31, 2003, and shareholders’ equity would decrease by $1.9 million as of December 31, 2003. The hypothetical amortization period of ten years is presented for illustrative purposes only.

      The SEC staff, amongst other things, has also asked the Company for additional information regarding certain of the Company’s accounting policies regarding revenue recognition and measurement and related costs, including the recognition of both revenues and related costs associated with the sale of handsets and prepaid airtime vouchers to the Company’s third party retailers. As described in note 2, sales of products such as handsets and their related costs are recognized when goods are delivered, wireless service is activated and collection is reasonably assured. For prepaid airtime vouchers, the revenue is measured at the amount paid by the subscribers and is recorded when services are provided to the subscriber and related commissions paid to third party dealers are classified within cost of product. The Company believes these accounting policies are appropriate based on risks assumed by the Company until the handset is activated or prepaid airtime vouchers are sold and used by the Company’s ultimate customers. Alternatively, other parties, including the SEC, could assess that the sale of handset and associated costs be recognized upon the delivery of the handset to third party retailers or to be deferred and amortized over the expected life of the customer. For the prepaid airtime vouchers, alternatively, other parties, including the SEC, could assess that the commissions to the third party dealers be considered as a discount and be classified as a reduction of service revenues. As at December 31, 2003, the balance sheet includes deferred revenues and deferred costs of $2.6 million and $8.7 million respectively in connection with handsets at the dealers location not yet activated by the ultimate customers. Commissions paid to third party retailers for the prepaid airtime vouchers totaled $8.3 million, $4.7 million, $12.8 million and $14.9 million for the eight-month period ended December 31, 2003, the four-month period ended April 30, 2003 and the years ended December 31, 2002 and 2001 respectively.

      During the first quarter of 2004, the Company introduced a new retention program, the “Fido Rewards,” which allows its postpaid customers to accumulate “FidoDollars” based on their spending. Each FidoDollar allows its holder to obtain a discount of $1 on the suggested retail price of a future purchase of a handset. Since this handset will generate future service revenues after its acquisition, the Company will account for the cost of this reward program, consisting primarily of the subsidy on the handset, when such FidoDollars are redeemed. At that date, the Company will recognize as equipment revenue the amount received from its customers, net of applicable FidoDollars, as well as the cost of the related handset. The Company accrues for its estimated obligation as awards are earned by its customers which are registered with the program. The SEC staff has also asked for additional information regarding this new program. The Company believes that the accounting treatment for this program is appropriate since the FidoDollars can be used only to acquire handsets that will allow the Company to continue to generate service revenues following the exercise of such rewards. Alternatively, other parties, including the SEC, could assess that such rewards be accounted for in reduction of service revenues and that the total amount of fidodollars be recognized when such fidodollars are earned by the customer instead of when such FidoDollars are used.

      Following its acquisition by Rogers Wireless Inc,, the Company decided not to register the warrants with the SEC, therefore, the Company intends to withdraw its F-1 filing.

      (5) On April 21, 2004, UBS Wireless Services, Inc., an Ontario corporation that manufactures and operates wireless products and services, filed a lawsuit against Microcell, Solutions, Inukshuk and Allstream in the Ontario Superior Court of Justice. In its statement of claim, UBS claims, among other things, for damages in the amount of $160 million from each of Microcell, Solutions and Inukshuk for breach of contract, breach of confidence and breach of fiduciary duty and punitive damages. UBS also claims from Inukshuk, as an alternative to the damages claims, an order for specific performance of a

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditional agreement between Inukshuk and UBS with respect to the use of 38 MHz of Inukshuk’s spectrum by UBS. UBS also claims certain other equitable relief, including disgorgement of profits that UBS alleges would otherwise unjustly enrich Inukshuk, Solutions and Microcell. The action is at a very early stage with no statement of defence yet delivered. Based on information currently available, management considers that the companies have substantive defences to the action brought by UBS and intend to vigorously defend the action.

      (6) On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) has been brought against Microcell and other providers of wireless telecommunications services in Canada. The proceeding involves allegations of deceit, misrepresentation and false advertising by wireless telecommunications service providers with respect to the monthly system access fees being charged to customers. The plaintiffs seek unquantified damages from the defendant wireless telecommunications service providers, plus costs and pre-judgment and post-judgment interest. Microcell believes it has good defences to the allegations made by the plaintiffs. Further, the proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

      (7) On September 19, 2004, the special committee of Microcell’s board of directors met to review the terms of the offers submitted by Rogers Wireless Inc. (“Rogers”) to purchase all Microcell’s Class A Shares for $35.00 per share, Class B Shares for $35.00 per share, Warrants 2005 for $15.79 per warrant and Warrants 2008 for $15.01 per warrant, and the terms of a proposed support agreement. Following Microcell’s special committee’s review of the relevant considerations and based upon the advice received from its legal and financial advisors and the opinions of its financial advisors to its board of directors to the effect that, as at such date and subject to the matters stated in such opinions, the consideration to be received by holders of shares under the share offers was fair, from a financial point of view, to such holders, Microcell’s special committee unanimously concluded that the share offers were fair to the holders of shares and in the best interests of Microcell and determined to unanimously recommend that Microcell’s board of directors recommend that holders of shares accept the share offers.

      On September 19, 2004, Microcell’s board of directors met immediately following the meeting of its special committee and confirmed and ratified the special committee’s recommendation. At such meeting, Microcell’s board of directors approved the entering into of a support agreement in connection therewith. Microcell entered into a support agreement late on September 19, 2004 in respect of the Rogers offers. In accordance with the support agreement, Microcell’s board of directors also resolved on such date to waive the application of certain provisions of the shareholder rights plan to allow Rogers to proceed with the Rogers offers without any dilutive effects.

      On September 20, 2004, Microcell and Rogers jointly announced the execution of the support agreement with respect to the Rogers offers and on November 8, 2004, Rogers announced that the terms and conditions of its offers for the securities of Microcell have been satisfied with the necessary number of securities having been successfully tendered and regulatory approvals secured to complete the acquisition. As a result of the successful tender offers, Rogers has taken up and accepted for payment approximately 181,721 Class A Shares, 28,389,649 Class B Shares, 3,296,652 Warrants 2005 and 5,405,387 Warrants 2008, being all of the securities of Microcell validly tendered to the offers and not withdrawn prior to the 5:00 p.m. November 5, 2004 expiry time. The tendered securities represent approximately 96% of the outstanding Class A Shares, 92% of the outstanding Class B Shares, 82% of the outstanding Warrants 2005 and 81% of the outstanding Warrants 2008.

      The change in control described in note 7 constitutes an event of default under the Company’s credit agreements. On November 4, 2004, the administrative agent, on behalf of the Company’s secured lenders, has waived the event of default arising from the change in control until the earlier of (1) 90 days after the completion of the acquisition of Microcell by Rogers, and (2) March 1, 2005. However, the Company gave notice of prepayment of its outstanding debt and related derivative financial instrument positions and

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such prepayment occurred on November 16, 2004. On this date the Company repaid its long-term debt in the amount of $362.1 million and the derivative instruments were terminated generating a payment of $64.6 million to the counterparty. These payments were financed with cash on hand and an advance of $220 million from Rogers. A call premium fee, in the amount of approximately $5.4 million was also paid by the Company with respect to the prepayment of its Term loan B debt. Finally, deferred financing costs in the amount of approximately $11.9 million were written off by the Company.

      As a result of this acquisition by Rogers, all the members of Microcell’s board of directors and certain senior officers of Microcell, including the President and Chief Executive Officer [the “CEO”] and the Chief Financial Officer [the “CFO”], have resigned on November 9, 2004. On the same day, Microcell announced the composition of its new board of directors and the nomination of the new CEO and the new CFO of Microcell.

      In conjunction with its strategic review process, Microcell has incurred both financial and legal fees. The Company has engaged two financial advisors to determine the best way to maximize value for all security holders. Based on Rogers offers, the final financial advisor fees amounted approximately to $13.7 million of which $2.1 million have already been paid. Furthermore, approximately $12.8 million of legal and other general expenses related to this process were incurred. Finally, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $7.8 million that the Company would have otherwise recognized over the remaining initial vesting period. On November 9, 2004, all of the 1,319,306 outstanding stock options were exercised.

      On November 19, 2004, as provided for in the agreement governing the venture described in note 1, the Company gave notice of its intent to purchase the share of the venture currently owned by one of the other two partners in the venture. Should the third partner make the same offer to the selling partner, the Company would acquire 50% of the selling partner’s share for which the Company estimates the cost to be between approximately $4 million to $5 million. Following the upcoming change in the ownership of the venture and the anticipated beginning of Phase 2 for the deployment of a MCS network in Canada, the Company will reassess the accounting of its investment in the venture. Up to September 30, 2004, this investment was accounted for using the equity method.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited]

	As at

	September 30,	December 31,
	2004	2003
	$	$

		[Note 1]

	(In thousands of
	Canadian dollars)
ASSETS [note 5]
Current assets
Cash and cash equivalents	110,977	43,094
Short-term investments	22,804	60,927
Receivables	91,430	76,796
Inventories	51,038	27,593
Prepaid license fees, rental sites and other prepaid expenses	31,998	26,850
Deferred charges	21,280	10,601
Other current assets	4,679	6,188

Total current assets	334,206	252,049
Property, plant and equipment	462,161	318,041
Intangible assets	226,885	233,819
Deferred charges and other non-current assets	33,147	653
Long-term investments	4,146	4,144

	1,060,545	808,706

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	127,982	91,634
Deferred revenues	47,450	42,328
Derivative instruments [note 5]	9,677	6,348
Current portion of long-term debt [note 5]	12,000	9,298

Total current liabilities	197,109	149,608
Long-term debt [note 5]	360,616	315,164
Derivative instruments [note 5]	24,740	—

	582,465	464,772

Shareholders’ equity
Share capital [note 6]	486,245	338,154
Warrants [note 6]	29,202	17,926
Contributed surplus [note 2]	4,288	—
Deficit	(41,655)	(12,146)

	478,080	343,934
	1,060,545	808,706

Contingencies [note 8]
Commitment [note 1]

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF

NET INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
[Unaudited]

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]

	[In thousands of Canadian dollars,
	except for per share data]
Revenues
Services	445,935	222,866	170,196
Products	36,168	18,793	7,498

	482,103	241,659	177,694

Costs and expenses
Cost of services	153,332	75,073	59,079
Cost of products	83,041	44,346	23,416
Selling and marketing	87,822	38,600	24,585
General and administrative	67,522	33,950	32,058
Special charges [notes 2 and 7]	9,668	—	—
Depreciation and amortization	61,072	28,780	59,388

	462,457	220,749	198,526

Operating income (loss)	19,646	20,910	(20,832)
Interest income	1,486	1,670	1,888
Interest expense	(23,782)	(9,702)	(70,608)
Foreign exchange gain (loss)	(15,757)	12,196	136,553
Gain on investments, marketable securities and other assets	57	73	312
Share of net loss in investees [note 1]	(1,690)	—	—

Income (loss) before income taxes	(20,040)	25,147	47,313
Income tax expense	(2,958)	(8,940)	(1,796)

Net income (loss)	(22,998)	16,207	45,517
Accretion on redemption price — preferred shares [note 6]	(5,184)	(10,590)	—

Net income (loss) applicable to Class A and Class B shares [for the post-reorganization periods only]	(28,182)	5,617	45,517
Deficit, beginning of period, as previously reported	(12,146)	—	(2,466,674)
Cumulative effect of a change in an accounting policy [note 2]	(1,327)	—	—

Retained earnings (deficit), end of period	(41,655)	5,617	(2,421,157)

Basic earnings (loss) per share [note 4]	(1.44)	1.51	0.19
Diluted earnings (loss) per share [note 4]	(1.44)	0.71	0.19

See accompanying notes.

MICROCELL TELECOMMUNICATIONS INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited]

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]

	(In thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	(22,998)	16,207	45,517
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	61,072	28,780	59,388
Deferred charges	(20,764)	—	—
Accreted interest on long-term debt	693	1,667	13,425
Stock option expense	5,652	—	—
Foreign exchange loss (gain)	16,066	(12,243)	(130,166)
Gain on investments, marketable securities and other assets	—	—	(312)
Share of net loss in investees	1,690	—	—

	41,411	34,411	(12,148)
Changes in operating assets and liabilities	(11,490)	26,383	26,665

Cash provided by (used in) operating activities	29,921	60,794	14,517

INVESTING ACTIVITIES
Decrease (increase) in short-term investments and marketable securities	38,123	9,912	73,680
Additions to property, plant and equipment	(198,159)	(30,648)	(5,500)
Proceeds from sale of long-term investments	(2)	—	2,089

Cash provided by (used in) investing activities	(160,038)	(20,736)	70,269

FINANCING ACTIVITIES
Issuance of share capital and warrants	154,161	—	—
Share issuance costs	(1,436)	—	—
Redemption of preferred shares	(1,233)	—	—
Increase in long-term debt	400,000	—	—
Repayment of long-term debt	(336,285)	(4,786)	—
Termination of derivative instruments	(4,250)	—	—
Deferred financing costs	(12,957)	—	—

Cash provided by (used in) financing activities	198,000	(4,786)	—

Increase (decrease) in cash and cash equivalents for the period	67,883	35,272	84,786
Cash and cash equivalents, beginning of period	43,094	111,765	26,979

Cash and cash equivalents, end of period	110,977	147,037	111,765

Additional Information
Interest paid	22,802	8,035	13
Income taxes paid	1,085	684	639

See accompanying notes.

[All tabular amounts are in thousands of Canadian dollars unless otherwise indicated.]

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED]

September 30, 2004

1.	Description of Business, Financial Reorganization and Basis of Presentation

Description of Business

      Microcell Telecommunications Inc. [“Microcell”] is incorporated under the Canada Business Corporations Act [“CBCA”] and is a provider of wireless telecommunications services in Canada. As at September 30, 2004, Microcell conducted its wireless communications business through two wholly-owned subsidiaries [Microcell, collectively with its subsidiaries, the “Company”], which were: Microcell Solutions Inc. [“Solutions”] and Inukshuk Internet Inc. [“Inukshuk”].

      Solutions operates a Global System for Mobile Communication [“GSM”] network across Canada and markets Personal Communications Services [“PCS”] and General Packet Radio Service [“GPRS”] under the Fido brand name pursuant to a 30MHz PCS license [the “PCS License”] issued by the Minister of Industry (Canada) [“Industry Canada”]. The Company also provides wireless high-speed Internet access in selected locations under the brand name iFidoTM.

      Inukshuk was awarded Multipoint Communication Systems [“MCS”] licenses [the “MCS Licenses”] to deploy a high-speed Internet Protocol-based data network using MCS technology in Canada. Inukshuk entered into a venture with two partners to build an MCS network in order to offer high-speed Internet, IP-based voice and local networking services to selected markets across Canada. Inukshuk’s commitments to the venture are to transfer its MCS Licenses to the venture, to permit the utilization of its MCS Licenses by the venture pending Industry Canada’s approval of the transfer and to make cash contributions of up to $6.0 million. Up to September 30, 2004, this venture was accounted for using the equity accounting method. Accordingly, amounts of $0.8 million and $1.7 million have been recognized during the three- and nine-month periods ended September 30, 2004, respectively, as the Company’s share of loss in this venture. On November 19, 2004, as provided for in the venture agreement, the Company gave notice of its intent to purchase the share of the venture currently owned by one of the other two partners in the venture. Should the third partner make the same offer to the selling partner, the Company would acquire 50% of the selling partner’s share for which the Company estimates the cost to be between approximately $4 million to $5 million. Following the upcoming change in the ownership of the venture and the anticipated beginning of Phase 2 for the deployment of a MCS network in Canada, the Company will reassess the accounting of its investment in the venture.

      The Company continues to experience growth-related capital requirements arising from the need to fund network capacity improvements, ongoing maintenance and the cost of acquiring new PCS customers. In addition, in the event that our actual results vary from our projections or if the assumptions underlying our projections were to change, we may need additional funds. Sources of funding for our further financing requirements may include additional bank financing, vendor financing, public offerings or private placements of equity or debt securities, capital contributions from shareholders and disposition of assets. There can be no assurance that additional financing will be available to us or, if available, that we will be able to obtain it on a timely basis and on terms acceptable to us and within the limitations contained in our credit facilities. Microcell’s ability to generate positive net income and cash flows in the future is dependent upon various factors, including the level of market acceptance of its services, the degree of competition encountered by the Company, the cost of acquiring new customers, the cost to maintain and retain existing customers, technology risks, general economic conditions and regulatory requirements.

Financial Reorganization

      On May 1, 2003, the predecessor company of Microcell [“Old Microcell”] and certain subsidiaries of Old Microcell emerged from a restructuring plan under the Companies’ Creditors Arrangement Act

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

[“CCAA”] and the CBCA. As a result, at that date, the Company has accounted for its financial reorganization by using the principles of fresh start accounting. Accordingly, all assets and liabilities were comprehensively revalued at estimated fair values and Microcell’s deficit of $2.4 billion was eliminated and long-term debt obligations decreased by approximately $1.6 billion. Microcell determined that its enterprise value was $689 million, of which $350 million was allocated to the long-term debt and $339 million to the equity. This enterprise value was determined based on several traditional valuation methodologies, utilizing projections developed by management, including discounted cash flow analysis and comparable company trading analysis.

      A comprehensive revaluation of the assets and liabilities of the Company has been done based on this enterprise value. This resulted in a reduction of the current assets of $36.8 million [mainly consisting of the deferred charges incurred during the recapitalization process], the property, plant and equipment of $289.7 million, the long-term investments of $3.7 million and the accrued liabilities of $131.5 million. The Company also assigned a value, calculated at management’s best estimate of fair value, to the Company’s intangible assets, which are the PCS License at $188 million, determined using the replacement cost based on comparable transactions, the Fido brand name at $28.5 million, determined using the replacement cost method, and the customer list at $24.7 million, determined using the discounted future cash flow method.

Basis of Presentation

      The accompanying unaudited interim consolidated financial statements of Microcell have been prepared in accordance with accounting principles generally accepted in Canada [“Canadian GAAP”] for interim financial information. Accordingly, they do not include all of the information and footnotes required by Canadian GAAP for annual financial statements. In the opinion of management, all adjustments [consisting of normal recurring accruals] considered necessary for a fair presentation have been included. The consolidated balance sheet as of December 31, 2003 in these unaudited interim consolidated financial statements has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by Canadian GAAP for annual financial statements.

      Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. Specifically, during the fourth quarter, the Company’s operations are subject to certain seasonal factors associated with subscriber acquisition during the holiday period, which historically is the largest acquisition period of the year for the wireless industry. As a result, operating and net income during this period will be affected by the cost of acquiring a proportionately higher number of subscribers compared with each of the other three quarters of the year.

      These unaudited interim consolidated financial statements should be read in conjunction with Microcell’s audited consolidated financial statements and footnotes for the year ended December 31, 2003. The accounting policies and methods followed in the preparation of these unaudited interim consolidated financial statements are the same as those used in the audited financial statements for the year ended December 31, 2003, except for the change related to stock-based compensation and asset retirement obligations as described in note 2. The Company also introduced new customer retention programs during the period as described in note 3.

      Comparative financial information for the four-month period ended April 30, 2003 has been presented pursuant to regulatory requirements. In reviewing this comparative financial information, readers are reminded that it does not reflect the effects of the financial reorganization and the application of fresh start accounting.

      On March 19, 2004, the Company received a comment letter from the U.S. Securities and Exchange Commission [“SEC”] in connection with its review of the Company’s registration statement filed on

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

March 3, 2004 for the registration of its Class A Restricted Voting Shares [“Class A Shares”] and Class B Non-Voting Shares [“Class B Shares”] issuable upon exercise of the Warrants 2005 and the Warrants 2008. The Company responded to the SEC’s March letter and filed an amended registration statement on June 29, 2004. The Company received a letter to its response on August 9, 2004 and responded to the SEC on October 22, 2004. The Company received a letter to its response on November 5, 2004. SEC staff, among other things, has questioned whether the Company’s Fido brand name has an indefinite useful life and, consequently, whether it should be subject to periodic amortization. The Company believes such brand name should be considered to have an indefinite life. However, were such periodic amortization to be applied, assuming hypothetically a useful life of ten years, this would decrease the Company’s net income by $0.7 million and decrease basic and diluted earnings per share by $0.02 for the three-month period ended September 30, 2004 and increase the Company’s net loss by $2.1 million and increase basic and diluted loss per share by $0.11 for the nine-month period ended September 30, 2004. There would have been no effect on cash flows for the three- and nine-month periods ended September 30, 2004. In addition, opening deficit would be increased by $1.9 million.

      The SEC staff, among other things, has also asked the Company for additional information regarding certain of the Company’s accounting policies regarding revenue recognition and measurement and related costs, including the recognition of both revenues and related costs associated with the sale of handsets and prepaid airtime vouchers to the Company’s third party retailers. Sales of products such as handsets and their related costs are recognized when goods are delivered, wireless service is activated and collection is reasonably assured. For prepaid airtime vouchers, the revenue is measured at the amount paid by the subscribers and is recorded when services are provided to the subscriber and related commissions paid to third party dealers are classified within cost of product. The Company believes these accounting policies are appropriate based on risks assumed by the Company until the handset is activated or prepaid airtime vouchers are sold and used by the Company’s ultimate customers. Alternatively, other parties, including the SEC, could assess that the sale of handset and associated costs be recognized upon the delivery of the handset to third party retailers or to be deferred and amortized over the expected life of the customer. For the prepaid airtime vouchers, alternatively, other parties, including the SEC, could assess that the commissions to the third party dealers be considered as a discount and be classified as a reduction of service revenues. As at September 30, 2004, the balance sheet includes deferred revenues and deferred costs of $6.9 million and $9.8 million respectively in connection with handsets at the dealers location not yet activated by the ultimate customers. Commissions paid to third party retailers for the prepaid airtime vouchers totaled $5.6 million, $5.6 million and $4.7 million for the nine-month periods ended September 30, 2004, the five-month period ended September 30, 2003 and the four-month period ended April 30, 2003, respectively.

      The SEC staff has also asked for additional information regarding the FidoDollars program described in note 3. The Company believes that the accounting treatment for this program is appropriate since the FidoDollars can be used only to acquire handsets that will allow the Company to continue to generate service revenues following the exercise of such rewards. Alternatively, other parties, including the SEC, could assess that such rewards be accounted for in reduction of service revenues and that the total amount of FidoDollars be recognized when such FidoDollars are earned by the customer instead of when such FidoDollars are used.

      Following its acquisition by Rogers Wireless Inc, the Company decided not to register the warrants with the SEC and, therefore, the Company intends to withdraw its F-1 filing.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

2.	Change in Accounting Policies

Stock-Based Compensation

      Effective January 1, 2004, the Company adopted the standard set forth in Section 3870 of the Canadian Institute of Chartered Accountants [“CICA”] Handbook, Stock-based compensation and other stock-based payments. This section has been amended to require the expensing of certain stock-based compensation awards using the fair value-based method for fiscal years beginning on or after January 1, 2004. Under the amended rules, the Company is required to expense, over the vesting period, the fair value of the options at the date of the grant. As permitted by this amendment, the Company applied this change retroactively, without restatement, for options granted since May 1, 2003. Consequently, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $1.3 million relating to options granted since May 1, 2003.

      For the nine-month period ended September 30, 2004, an amount of $2.1 million, respectively, is included within general and administrative expenses, reflecting the recurring cost associated with the normal vesting of employee stock options. As a result of the appreciation in Microcell’s share price, resulting primarily from public takeover offers detailed in note 7, and in accordance with accelerated vesting rules of the Company’s stock option plan, $3.6 million of special charges were recognized during the nine-month period ended September 30, 2004. Accordingly, an amount of $7.0 million was credited to the contributed surplus. Also, as of September 30, 2004, an amount of $2.7 million of contributed surplus was transferred to Class B shares pursuant to the exercise of stock options. The Company used the Black Scholes option pricing model to determine the fair value of the options with the following weighted-average assumptions: risk-free interest rate of 3%, share price volatility of 64%, no dividend yield and expected life of five years. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors. The Company’s pro forma information, as if the fair value-based method had been applied, is as follows for periods prior to January 1, 2004:

	Five Months	Four Months
	Ended	Ended
	September 30, 2003	April 30, 2003
	$	$

		[Pre-reorganization]
Net income (loss) as reported	5,617	45,517
Stock-based employee compensation costs that would have been included in the determination of net income if the fair value based method had been applied to all awards as reported	(701)	(1,577)

Pro forma net income as if the fair value based method had been applied to all awards	4,916	43,940

Basic earnings (loss) per share as reported (in dollars)	1.51	0.19
Stock-based employee compensation costs impact (in dollars)	(0.19)	(0.01)

Pro forma basic earnings (loss) per share as if the fair value method had been applied to all awards (in dollars)	1.32	0.18

Diluted earnings (loss) per share as reported (in dollars)	0.71	0.19
Stock-based employee compensation costs impact (in dollars)	(0.03)	(0.01)

Pro forma diluted earnings (loss) per share as if the fair value method had been applied to all awards (in dollars)	0.68	0.18

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

      Basic and diluted losses per share are identical, except for the five-month period ended September 30, 2003, as the effect of diluted items are antidilutive.

Asset Retirement Obligations

      Effective January 1, 2004, the Company adopted the standard set forth in Section 3110 of the Canadian Institute of Chartered Accountants Handbook entitled Asset Retirement Obligations, which harmonizes Canadian GAAP with U.S. Financial Accounting Standards Board’s Statement No. 143, Accounting for Asset Retirement Obligations. The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. The asset retirement cost is capitalized as part of the related asset and is amortized into earnings over time.

      Under its site leases, the Company is generally committed to returning each site to its original state. In order to calculate a provision for asset retirement obligations, the Company used the following significant assumptions: the Company expects that most of its lease sites will be renewed at their expiry; the Company expects that approximately 1% of its sites per year will have to be changed based on operational needs or vocation changes and as a result, the Company will have to return these sites to their original state; remediation costs that are indicative of what third party vendors would charge the Company to remediate the sites; expected inflation rates that are consistent with historical inflation rates; and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rates. As a result, a liability of $1 million has been accounted for by the Company as at January 1, 2004. The Company has not adjusted its opening deficit because the amount is not material and was compensated by charges made under the prior accounting policy which was to expense such costs as incurred. When a liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased each period to reflect an interest element considered in its initial measurement at fair value and reduced as related payments are made. Furthermore, the capitalized cost is amortized over the useful life of the related asset. The Company will continue to evaluate on a periodic basis whether the estimated asset retirement obligations and related financial statement amounts continue to be reasonably stated.

3.	Customer Retention Programs

      During the first quarter of 2004, the Company introduced two specific customer retention programs. Firstly, the Company allowed its postpaid customers to enter into a 24-month agreement for airtime services and, in exchange, the Company granted additional discounts or credits for the purchase of handsets. Since the related handset is bundled with airtime, the Company considers this arrangement as a revenue arrangement with multiple deliverables. Accordingly, the arrangement consideration is allocated among the separate units of accounting based on their relative fair values. However, because the handset is provided in the arrangement and the customer has no obligation to the Company if airtime service is not provided, the amount allocated to the handset is limited to the amount initially received. The direct incremental cost related to this retention program, consisting of the incremental loss on the sale of the handset, is deferred and amortized in the cost of products over the term of the agreement. As of September 30, 2004, $20.7 million is included within deferred charges and other non-current assets in this regard.

      Secondly, the Company launched “Fido Rewards,” which allows its postpaid customers to accumulate “FidoDollars” based on their spending. Each FidoDollar allows its holder to obtain a discount of $1 on the suggested retail price of a future purchase of a handset. Since this handset will generate future service revenues after its acquisition, the Company will account for the cost of this reward program, consisting primarily of the subsidy on the handset, when such FidoDollars are redeemed. At that date, the Company will recognize as equipment revenue the amount received from its customers, net of applicable FidoDollars, as well as the cost of the related handset. The Company accrues for its estimated obligation

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

as awards are earned by its customers which are registered with the program. As at September 30, 2004, 8.1 million FidoDollars were issued to approximately 599,000 registered customers and 1.0 million of FidoDollars were redeemed. As a result, an amount of $7.1 million is included in the Company’s balance sheet within deferred charges and accounts payable and accrued liabilities. If all of the Company’s customers were registered in this program, deferred charges and accounts payable and accrued liabilities as at September 30, 2004 would be increased by $7.9 million. [See note 1]

4.	Earnings (Loss) Per Share

      The reconciliation of the numerator and denominator for the calculation of earnings (loss) per share is as follows:

	Nine Months	Five Months	Four Months
	Ended	Ended	Ended
	September 30, 2004	September 30, 2003	April 30, 2003
	$	$	$

			[Pre-reorganization]
Net income (loss) for diluted earnings (loss) per share calculation	(22,998)	16,207	45,517
Accretion on redemption price of First and Second Preferred Shares	(5,184)	(10,590)	—

Net income (loss) for basic earnings (loss) per share calculation	(28,182)	5,617	45,517

Denominator [in thousands]:
Weighted-average number of Class A and Class B Shares outstanding	19,568	3,728	240,217
Shares issuable pursuant to the exercise of initial warrants	—	—	253

Number of shares for basic earnings (loss) per share calculation	19,568	3,728	240,470
Shares issuable pursuant to conversion of preferred shares	—	18,828	—
Shares issuable pursuant to exercise of stock options	751	332	—
Shares issuable pursuant to exercise of warrants	3,917	—	—

Number of shares for diluted earnings (loss) per share calculation	24,236	22,888	240,470

Basic earnings (loss) per share [in dollars]	(1.44)	1.51	0.19
Diluted earnings (loss) per share [in dollars]	(1.44)	0.71	0.19

      Except for the periods of three months ended September 30, 2004 and five months ended September 30, 2003, basic and diluted earnings (loss) per share are identical, as the effect of potential dilutive securities is antidilutive.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

5.	Long-Term Debt

	September 30,	December 31,
	2004	2003
	$	$

Tranche B Debt	—	271,769
Tranche C Debt	—	52,693
Term Loan A	184,416	—
Term Loan B	188,200	—

	372,616	324,462
Less: current portion of principal	(12,000)	(9,298)

	360,616	315,164

      The minimum contractual payments of term loan A debt [“Term Loan A”] and term loan B debt [“Term Loan B”] for the next five years are as follows: $3.0 million for the rest of 2004; $12.0 million in 2005; $12.0 million in 2006; $12.0 million in 2007; $12.0 million in 2008 and $41.5 million for the first nine months of 2009.

      On March 17, 2004, the Company entered into amended and restated credit agreements with a syndicate of lenders, certain of which were also shareholders of the Company. The proceeds have been used mainly to refinance borrowings under the previous senior secured credit facilities in the amount of $330.3 million and to terminate previous swap transactions in the amount of $4.3 million.

      In conjunction with the amended and restated credit agreements, the Company paid, during the first nine months of 2004, $13.0 million of financing costs, which are being deferred and amortized over the term of the loans. As of September 30, 2004, the financing arrangements of the Company consisted of the following credit agreements:

Revolving Facility

      The Company has access to a first lien revolving credit facility [the “Revolving Facility”] of $50 million, which bears interest at CDOR or LIBOR plus 4.0% and is payable in March 2010. A commitment fee computed at the rate of 0.5% per annum on the aggregate undrawn amount of the Revolving Facility is payable on a quarterly basis. The Revolving Facility is secured by a pledge of a first lien on substantially all of the Company’s assets. As at September 30, 2004, no amounts were drawn on this facility. However, any credit exposure under the swap transactions described below is deducted from the amount otherwise available to be borrowed under the Revolving Facility. An amount of $16 million was agreed upon to be the initial swap exposure of the Company’s swap counterparty. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million.

Term Loan A

      The Term Loan A debt consists of a first lien term loan with a principal amount equivalent to $200 million [US$149.9 million]. It bears interest at LIBOR plus 4% and is payable in quarterly installments, which commenced in June 2004 and will mature in March 2011. As of September 30, 2004, 2.5% of the principal amount was repaid. The Term Loan A is collateralized by a pledge on substantially all of the Company’s assets. As at September 30, 2004, the effective interest rate on Term Loan A was 6.66%.

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Term Loan B

      The Term Loan B debt consists of a second lien term loan with a principal amount equivalent to $200 million [US$149.9 million]. It bears interest at LIBOR plus 7%, with a LIBOR floor at 2%, and is payable in quarterly installments, which commenced in June 2004 and will mature in September 2011. As of September 30, 2004, 0.5% of the principal amount was repaid. The Term Loan B is collateralized by a pledge on substantially all of the Company’s assets. As at September 30, 2004, the effective interest rate on Term Loan B was 10.06%.

Additional Debt and Swap Transactions

      Pursuant to the terms of the credit agreements governing the Company’s credit facilities, the Company is entitled to raise up to an additional $25 million under the Revolving Facility or Term Loan A, and up to an additional $50 million under Term Loan B.

      The Company has entered into swap transactions to manage its exposure to foreign exchange rate fluctuations on the U.S.-dollar-denominated Term Loan A and Term Loan B. The Company swapped, in March 2004, the total principal of Term Loan A and Term Loan B in the amount of $400 million [US$299.9 million] at a rate of $1.3340 for US$1.00. The Company also swapped the floating interest rate of LIBOR plus 4% on Term Loan A, payable in US dollars, to a floating interest rate of LIBOR plus 5.085%, payable in Canadian dollars. The Company also swapped the floating interest rate of LIBOR plus 7% on Term Loan B, payable in US dollars, to a floating interest rate of LIBOR plus 8.485%, payable in Canadian dollars. These swap agreements included a recouponing provision which allows both parties to enter into an amendment of the economic variables when the fair market value of the swaps exceed a threshold of $16 million, in such manner that the market value is reduced to an amount no greater than $16 million. As of September 30, 2004, an amendment occurred between the parties to revise the limit of $16 million to $24.8 million. Consequently, the economic variables were amended to reduce the market value of the swaps from $34.4 million payable by the Company to $24.7 million, generating a payment by the Company to the counterparties of $9.7 million on October 3, 2004. Under this amendment, the floating interest rates of the Company’s swap agreements relating to its Term Loan A and Term Loan B were reduced to LIBOR plus 4.616% and LIBOR plus 8.006% respectively. The maturity of the swap transactions corresponds to the maturity of both term loans. These swap transactions are presented at their fair value as derivative instruments on the balance sheet and changes in fair value are recognized in income as foreign exchange gains or losses.

Covenants and Mandatory Prepayments

      Under the credit agreements governing the Revolving Facility, Term Loan A and Term Loan B, the Company is committed to respect certain covenants, including restrictions on the ability to incur indebtedness, pay dividends, make various payments, create liens, sell assets and engage in mergers. The Company must also maintain certain financial covenants and ratios under its credit agreements, including levels of operating income excluding a number of specific items, levels of debt, liquidity levels and maximum levels of capital expenditures.

      The credit agreements governing Term Loan A and Term Loan B require the Company to make, subject to certain conditions, prepayments to Term Loan A and Term Loan B lenders with respect to [i] net proceeds received by the Company from the sale of assets, [ii] the excess cash flow generated by the Company during any fiscal year, and [iii] the net proceeds received by the Company from the issuance of equity securities.

      The credit agreements also provide that if an event of default occurs, then the loans outstanding become, under certain circumstances, due and payable in whole. A change of control of the Company

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

would constitute an event of default under the Company’s credit agreements and the Rogers offers [described in note 7], if consummated, will result in a change of control of the Company. The credit agreement governing the Term Loan B debt provides that any prepayment of such debt shall be accompanied by a call premium fee, calculated on the amount of such prepayment, of [i] 3%, if the prepayment is made prior to March 17, 2005; [ii] 2%, if the prepayment is made prior to March 17, 2006; and, [iii] 1%, if the prepayment is made prior to March 17, 2007.

      The change in control described in note 7 constitutes an event of default under the Company’s credit agreements. On November 4, 2004, the administrative agent, on behalf of the Company’s secured lenders, has waived the event of default arising from the change in control until the earlier of (1) 90 days after the completion of the acquisition of Microcell by Rogers, and (2) March 1, 2005. However, the Company gave notice of prepayment of its outstanding debt and related derivative financial instrument positions and such prepayment occurred on November 16, 2004. On this date the Company repaid its long-term debt in the amount of $362.1 million and the derivative instruments were terminated generating a payment of $64.6 million to the counterparty. These payments were financed with cash on hand and an advance of $220 million from Rogers. A call premium fee, in the amount of approximately $5.4 million was also paid by the Company with respect to the prepayment of its Term loan B debt. Finally, deferred financing costs in the amount of approximately $11.9 million were written off by the Company.

6.	Share Capital

      Number of shares issued [in units]

	First		Second	Second
	Preferred	First Preferred	Preferred	Preferred
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B
	Shares	Shares	Shares	Shares	Shares	Shares

Balance as at December 31, 2003	252,296	11,415,204	14,782	6,979,528	30,038	3,906,336
Issued	—	—	—	—	—	6,792,363
Exercise of stock options	—	—	—	—	—	449,673
Redeemed	(1,450)	(40,688)	—	(33,095)	—	—
Converted	(250,846)	(11,374,516)	(14,782)	(6,946,433)	168,641	18,417,936

Balance as at September 30, 2004	—	—	—	—	198,679	29,566,308

MICROCELL TELECOMMUNICATIONS INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Carrying Value of Shares Issued

	First	First	Second	Second
	Preferred	Preferred	Preferred	Preferred			Total
	Voting	Non-Voting	Voting	Non-Voting	Class A	Class B	Value of
	Shares	Shares	Shares	Shares	Shares	Shares	Shares
	$	$	$	$	$	$	$

Balance as at December 31, 2003	4,014	181,617	235	111,046	300	40,942	338,154
Issued	—	—	—	—	—	136,719	136,719
Exercise of stock options	—	—	—	—	—	4,729	4,729
Transfer from contributed surplus	—	—	—	—	—	2,692	2,692
Redeemed	(24)	(667)	—	(542)	—	—	(1,233)
Converted	(4,071)	(184,235)	(240)	(112,317)	2,764	298,099	—
Accretion on redemption price	81	3,285	5	1,813	—	—	5,184

Balance as at September 30, 2004	—	—	—	—	3,064	483,181	486,245

Warrants

	September 30,	December 31,
	2004	2003
	$	$

3,998,302 Warrants 2005, exercise price of $19.91	4,598	4,598
6,663,943 Warrants 2008, exercise price of $20.69	13,328	13,328
3,977,272 Warrants, exercise price of $22.00	11,276	—

	29,202	17,926

      Pursuant to a final prospectus dated March 24, 2004, the Company distributed to the holders of its Class A Shares, Class B Shares, First Preferred Voting Shares, First Preferred Non-Voting Shares, Second Preferred Voting Shares and Second Preferred Non-Voting Shares, rights to subscribe for an aggregate of 4,519,636 Class B Shares. Each five rights entitled the holder thereof to purchase one Class B Share at a subscription price of $22 per share. In connection with the rights offering, the Company entered into a standby purchase agreement with COM Canada, LLC [“COM”] pursuant to which it agreed to purchase, at a price of $22.00, all Class B Shares not otherwise purchased under the rights offering. In addition, to the extent COM purchased less than $50 million of such shares, it committed to purchase, at a price of $22.00, additional Class B Shares having an aggregate subscription price equal to the deficiency.

      The closing of the rights offering occurred on April 30, 2004. The rights offering resulted in the issuance by Microcell of 4,519,636 Class B Shares. On May 3, 2004, COM purchased, at a price of $22.00 per share, 2,272,727 Class B Shares. Furthermore, Microcell issued to COM 3,977,272 warrants to acquire, at a price of $22.00 per share, additional Class B Shares. The net proceeds from the rights offering and private placement to COM amounted to approximately $148 million [net of approximately $1.4 million of issuance fees] and have been used by Microcell to redeem as of May 1, 2004, 1,450 First Preferred Voting Shares, 40,688 First Preferred Non-Voting Shares and 33,095 Second Preferred Non-Voting Shares outstanding as at April 30, 2004 at a price of $16.39 per share, for a total of $1.2 million. The remaining balance of $146.8 million is being used to fund capital expenditures and for general corporate purposes. The Company has estimated the fair value of warrants issued to COM to be

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

$11.3 million and this amount has been applied as a reduction of the value attributed to the Class B Shares.

      In accordance with the warrant indentures governing the Warrants 2005 and the Warrants 2008, the number of shares issuable upon the exercise of the Warrants 2005 and the Warrants 2008 were adjusted from 1.0 to 1.02 Class A Share or Class B Shares, as the case may be, for each warrant. This adjustment has been made as a result of the Company’s rights offering.

Stock Option Plan

      Changes in options outstanding are as follows:

	Nine Months Ended
	September 30, 2004

		Weighted-
	Number of	Average
	Options [In	Exercise Price
	Units]	[In Dollars]

Outstanding as at December 31, 2003	1,732,959	$10.90
Exercised	(449,673)	$10.52
Granted	127,958	$24.36
Forfeited	(71,052)	$12.05

Outstanding as at September 30, 2004	1,340,192	$12.25

Exercisable as at September 30, 2004	698,503	$10.87

      In May 2004, an amendment to the Company’s stock option plan, to increase the number of Class B Shares that may be issued pursuant to options granted under the Option Plan by 682,236 (from 2,006,818 to 2,689,054) was approved by Microcell’s shareholders.

7.	Special Charges

      On May 17, 2004, TELUS Corporation [“TELUS”] launched unsolicited offers to purchase Microcell’s Class A Shares for $29.00 per share, Class B Shares for $29.00 per share, Warrants 2005 for $9.67 per warrant and Warrants 2008 for $8.89 per warrant. On May 20, 2004, Microcell announced that, after careful review and analysis of the TELUS offers performed with the assistance of its legal and financial advisors, Microcell’s board of directors recommended that holders of these securities not tender into the TELUS offers. Further to the TELUS offers, Microcell’s board of directors initiated a full strategic review in order to determine the best way to maximize value for all holders of securities. The special committee of the board of directors, created to consider, evaluate and negotiate alternatives to the TELUS offers, directed the financial advisors to contact TELUS and a number of other parties, in order to evaluate all strategic and financial alternatives available. Among the parties so contacted was Rogers Communications Inc., Rogers Wireless Communications Inc. and Rogers Wireless Inc. [collectively, “Rogers”]. On June 22, 2004, TELUS announced that it would extend the TELUS offers until July 22, 2004. The TELUS offers were further extended on July 22, 2004, on August 20, 2004 and, after the announcement of the Rogers offers (described below) on September 20, 2004. On October 12, 2004, TELUS announced that it would not extend its offer to purchase all of the issued and outstanding publicly traded shares and warrants of Microcell and, as a result, the TELUS offers expired on that day.

      On September 19, 2004, the special committee of Microcell’s board of directors met to review the terms of the offers submitted by Rogers, to purchase all Microcell’s Class A Shares for $35.00 per share, Class B Shares for $35.00 per share, Warrants 2005 for $15.79 per warrant and Warrants 2008 for $15.01 per warrant, and the terms of a proposed support agreement. Following Microcell’s special

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committee’s review of the relevant considerations and based upon the advice received from the legal and financial advisors and the opinions of its financial advisors to the effect that, as at such date and subject to the matters stated in such opinions, the consideration to be received by holders of shares under the share offers was fair, from a financial point of view, to such holders, Microcell’s special committee unanimously concluded that the share offers were fair to the holders of shares and in the best interests of Microcell and determined to unanimously make a favourable recommendation to Microcell’s board of directors to recommend that holders of shares accept the share offers and tender their shares into the Rogers offers.

      On September 19, 2004, Microcell’s board of directors met immediately following the meeting of its special committee and approved the special committee’s recommendation. Microcell entered into a support agreement late on September 19, 2004 in respect of the Rogers offers. In accordance with the support agreement, Microcell’s board of directors also resolved on such date to waive the application of certain provisions of the shareholder rights plan to allow Rogers to proceed with the Rogers offers without any dilutive effects.

      On September 20, 2004, Microcell and Rogers jointly announced the execution of the support agreement with respect to the Rogers offers and on November 8, 2004, Rogers announced that the terms and conditions of its offers for the securities of Microcell have been satisfied with the necessary number of securities having been successfully tendered and regulatory approvals secured to complete the acquisition. As a result of the successful tender offers, Rogers Wireless has taken up and accepted for payment approximately 181,721 Class A Shares, 28,389,649 Class B Shares, 3,296,652 Warrants 2005 and 5,405,387 Warrants 2008, being all of the securities of Microcell validly tendered to the offers and not withdrawn prior to the 5:00 p.m. November 5, 2004 expiry time. The tendered securities represent approximately 96% of the outstanding Class A Shares, 92% of the outstanding Class B Shares, 82% of the outstanding Warrants 2005 and 81% of the outstanding Warrants 2008.

      In conjunction with its strategic review process, Microcell is incurring both financial and legal fees. The Company engaged two financial advisors to determine the best way to maximize value for all security holders. One of the two financial advisors has affiliates which are shareholders, lenders or agent of the Company’s lenders. Engagement letters entered into with these advisors provide for advisory services to be rendered with minimum fees amounting to $6.5 million. Such fees will be recognized over the estimated period for which the services are rendered. If a transaction occurs, a transaction fee will be payable that will be calculated as a percentage of the consideration paid to acquire Microcell’s equity which may represent a significantly higher amount based on the value of the transaction. As of September 30, 2004, an expense amounting to $4.6 million was recognized with respect to these agreements. Furthermore, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $3.6 million that the Company would have otherwise recognized over the remaining initial vesting period [see note 2]. Finally, $1.5 million of legal and other general expenses related to this process were recognized as of September 30, 2004. The Company expects that total expenses related to this process will amount to approximately $25 million. As a result of the acquisitions of Microcell by Rogers, the final financial advisor fees amounted approximately to $13.7 million of which $2.1 million have already been paid. Furthermore, approximately $12.8 million of legal and other general expenses related to this process were incurred. Finally, the consequential impact of the offers on Microcell’s share price led to an accelerated vesting of shares under the Company’s stock option plan, resulting in an acceleration of a compensation expense of $7.8 million that the Company would have otherwise recognized over the remaining initial vesting period. On November 9, 2004, all the 1,319,306 outstanding stock options were exercised.

      As a result of the acquisition of Microcell by Rogers, all the members of Microcell’s board of directors and certain senior officers of Microcell, including the President and Chief Executive Officer [the “CEO”] and the Chief Financial Officer [the “CFO”], have resigned on November 9, 2004. On the same

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day, Microcell announced the composition of its new board of directors and the nomination of the new CEO and the new CFO of Microcell.

8.	Contingencies

      On April 21, 2004, Unique Broadband Wireless Services, Inc. [“UBS”], an Ontario corporation that manufactures and operates wireless products and services, filed a lawsuit against Microcell, Solutions, Inukshuk and Allstream Corp. in the Ontario Superior Court of Justice. In its statement of claim, UBS claims, among other things, for damages in the amount of $160 million from each Microcell, Solutions and Inukshuk for breach of contract, breach of confidence and breach of fiduciary duty and punitive damages. UBS also claims from Inukshuk, as an alternative to the damages claims, an order for specific performance of a conditional agreement between Inukshuk and UBS with respect to the use of 38 MHz of Inukshuk’s spectrum by UBS. UBS also claims certain other equitable relief, including disgorgement of profits that UBS alleges would otherwise unjustly enrich Inukshuk, Solutions and Microcell. The action is at a very early stage with no statement of defense yet delivered. Based on information currently available, management considers that the companies have substantive defenses to the action brought by UBS and intend to vigorously defend the action.

      On August 9, 2004, a proceeding under the Class Actions Act (Saskatchewan) was brought against Microcell and other providers of wireless telecommunications services in Canada. The proceeding involves allegations of deceit, misrepresentation and false advertising by wireless telecommunications service providers with respect to the monthly system access fees being charged to customers. The plaintiffs seek unquantified damages from the defendant wireless telecommunications service providers, plus costs and pre-judgment and post-judgment interest. Microcell believes it has good defences to the allegations made by the plaintiffs. Further, the proceeding has not been certified as a class action and it is too early to determine whether the proceeding will qualify for certification as a class action.

9.	Comparative Figures

      Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

10.	Accounting Principles Generally Accepted in the United States

      The unaudited interim financial statements as at and for the nine months ended September 30, 2004 were prepared in accordance with Canadian GAAP. The following summary sets out the material adjustments to the Company’s reported net income (loss), for the nine-month periods ended September 30, 2004, the five months ended September 30, 2003 and the four months ended April 30, 2003, which would be made in order to conform with U.S. GAAP and the accounting principles and practices required by the SEC.

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NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS [UNAUDITED] — (Continued)

Reconciliation of Unaudited Consolidated Net Income (Loss) and Comprehensive Income (Loss)

	Nine Months	Five Months	Pre-reorganization
	Ended	Ended	Four Months
	September 30,	September 30,	Ended April 30,
	2004	2003	2003

	$	$	$
Net income (loss) under Canadian GAAP	(22,998)	16,207	45,517
[a] Share of net loss in investees	—	—	(500)
[b] Reorganization items	—	—	1,253,660

Net income (loss) under U.S. GAAP	(22,998)	16,207	1,298,677
[c] Unrealized loss in value of marketable securities	—	—	(145)

Comprehensive income (loss) under U.S. GAAP	(22,998)	16,207	1,298,532

Basic earnings (loss) per share under U.S. GAAP [dollars]	(1.44)	(1.51)	5.39

Diluted earnings (loss) per share under U.S. GAAP [dollars]	(1.44)	0.71	5.39

Reconciliation of Unaudited Consolidated Cash Flow Captions

      There are no significant differences between Canadian GAAP and U.S. GAAP, which affect the captions of the cash flow statements.

Reconciliation of Unaudited Consolidated Balance Sheet Captions

	September 30, 2004			December 31, 2003

	Canadian		U.S.	Canadian		U.S.
	GAAP	Adjustments	GAAP	GAAP	Adjustments	GAAP

	$	$	$	$	$	$
[d] Contributed surplus	(4,288)	1,327	(2,961)	—	—	—
[e] Preferred shares	—	—	—	—	(296,912)	(296,912)
[e] Share capital	(486,245)	17,330	(468,915)	(338,154)	309,058	29,096
[d][e] Deficit	41,655	(18,657)	22,998	12,146	(12,146)	—

[a] Investment in Entity Subject to Significant Influence

      Under Canadian GAAP, the investor should continue to record its portion of investee losses unless the investor would be unlikely to share in losses of the investee. Under U.S. GAAP, in situations where an investor is not required to advance additional funds to the investee and where previous losses have reduced the common and the preferred stock investment account to zero, the Company should continue to report its share of equity method losses in its statement of operations to the extent of and as an adjustment to the loans to the investee.

      In addition, under Canadian GAAP, the share of net income in an investee that is a private investment company is calculated based on its realized gains or losses. Under U.S. GAAP, the share of net income in such investees is calculated based on both realized and unrealized gains or losses.

[b] Reorganization Items

      Under U.S. GAAP, the forgiveness of debt and the effects of the adjustments on the reported amounts of individual assets and liabilities resulting from the adoption of fresh start accounting should be

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reflected in the predecessor entity’s final statement of operations. Under Canadian GAAP, such adjustments are reflected as capital transactions. The reorganization items in the amount of $1.254 billion were comprised of $1.366 billion of forgiveness of debt and $112.5 million of adjustments resulting from the application of fresh-start accounting.

[c] Marketable Securities

      Under Canadian GAAP, the marketable securities are recorded as explained in note 2 to the annual consolidated financial statements. Under U.S. GAAP, the marketable securities are classified as available for sale, and any changes to the market value, net of income taxes, are recorded in other comprehensive income (loss).

[d] Stock Compensation

      Effective January 1, 2004, under Canadian GAAP, the Company adopted the standard set forth in Section 3870 of the CICA Handbook, as described in Note 2 to the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2004 included elsewhere in this document. Under U.S. GAAP, since the Company has selected the modified prospective method as permitted by SFAS 148, the adjustment to opening deficit in the amount of $1.3 million under Canadian GAAP would not be recorded under U.S. GAAP.

[e] Classification of Financial Instrument as Debt or Equity

      The preferred shares contain conversion features which result in the Company’s obligation to redeem such shares being conditional. Therefore, under US GAAP, these shares are outside the scope of SFAS 150. In such a case, redeemable preferred shares subject to mandatory redemption requirements that are outside the control of the issuer are excluded from “shareholders’ equity (deficiency)” and presented separately in the issuer’s balance sheet between liabilities and shareholders’ equity (deficiency). The related accretions of $17.3 million as of September 30, 2004 are presented as a charge to retained earnings or, in the absence of retained earnings, by charges against share capital.